    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1996


                                                       REGISTRATION NO. 33-12959

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                    SENTO TECHNICAL INNOVATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

             UTAH                            7373                  87-0284979
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                    311 NORTH STATE STREET, OREM, UTAH 84057
                                 (801) 226-3355
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           ROBERT K. BENCH, PRESIDENT
                    SENTO TECHNICAL INNOVATIONS CORPORATION
                             311 NORTH STATE STREET
                                OREM, UTAH 84057
                                 (801) 226-3355
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                             RICHARD G. BROWN, ESQ.
                              BRIAN G. LLOYD, ESQ.
                      Kimball, Parr, Waddoups, Brown & Gee
                       185 South State Street, Suite 1300
                           Salt Lake City, Utah 84111
                                 (801) 532-7840
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------


    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED            BE REGISTERED        PER SHARE(1)     OFFERING PRICE(1)         FEE(2)
Common Stock, $0.25 par value..............   1,096,214 shares         $3.00             $3,288,642          $1,135.00


(1) Estimated solely for the purpose of calculating the registration fee.


(2) $950.00 has been paid previously; the balance of $185.00 is paid in connection with an aggregate increase of 449,000 shares.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SENTO TECHNICAL INNOVATIONS CORPORATION
                             CROSS REFERENCE SHEET

           FORM S-1 ITEM NUMBER AND CAPTION                                        PROSPECTUS CAPTION
           -----------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Forepart of the Registration Statement; Outside Front
                                                                   Cover Page

       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover Page; Outside Back Cover Page

       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Outside Front Cover Page; Prospectus Summary; Risk
                                                                   Factors

       4.  Use of Proceeds......................................  Use of Proceeds

       5.  Determination of Offering Price......................  Plan of Distribution

       6.  Dilution.............................................  Not Applicable

       7.  Selling Security Holders.............................  Management; Principal and Selling Shareholders

       8.  Plan of Distribution.................................  Plan of Distribution

       9.  Description of Securities to be Registered...........  Description of Capital Stock

      10.  Interests of Named Experts and Counsel...............  Legal Matters; Experts

      11.  Information with Respect to the Registrant...........  Outside Front Cover Page; Prospectus Summary; Risk
                                                                   Factors; The Company; Recent Developments; Dividend
                                                                   Policy; Capitalization; Price Range of Common Stock;
                                                                   Selected Condensed Consolidated Financial Data;
                                                                   Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations; Business;
                                                                   Management; Certain Relationships and Related Party
                                                                   Transactions; Principal and Selling Shareholders;
                                                                   Description of Capital Stock; Shares Eligible for
                                                                   Future Sale; Consolidated Financial Statements

      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Management

                                    [ LOGO ]

PROSPECTUS


                                1,096,214 SHARES



                                SENTO TECHNICAL
                            INNOVATIONS CORPORATION


                                  COMMON STOCK

                                ---------------


    This Prospectus relates to 1,096,214 shares of outstanding common stock, $0.25 par value (the "Common Stock"), of Sento Technical Innovations Corporation (the "Company"). All of the shares of Common Stock offered hereby are being sold by existing shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." Approximately 405,000 shares offered hereby were acquired by certain Selling Shareholders in connection with a private placement completed by the Company on June 18, 1996. See "Recent Developments--Private Placement." Approximately 600,000 additional shares offered hereby were acquired by certain Selling Shareholders in connection with a share exchange consummated by the Company on April 18, 1996. See "Recent Developments--Share Exchange." The Company will not receive any of the proceeds from the sale by the Selling Shareholders of any of the shares offered hereby. The Common Stock is quoted on the National Association of Securities Dealers ("NASD") over-the-counter bulletin board service under the symbol "STIC." On October 29, 1996, the last reported sale price of the Common Stock, as reported by the National Quotation Bureau was $3.00 per share. See "Price Range of Common Stock." The NASD has approved the Company's application for quotation of the Common Stock on the NASDAQ Small Cap Market under the symbol "SNTO."


                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" ON PAGE 5 OF THIS PROSPECTUS.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS NOVEMBER 1, 1996

                             AVAILABLE INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-1 (the "Registration Statement") with respect to the shares of Common Stock offered hereby. This Prospectus, filed as a part of that Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information regarding the Company and the shares offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.



    The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning the Company may be inspected and copied without charge at the Public Reference Section of the Commission, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may also be obtained upon written request from the Public Reference Section of the Commission upon payment of prescribed fees.


    In addition, the Company intends to furnish its shareholders with annual reports which include financial statements that have been audited with a report thereon by its independent accountants and quarterly reports containing unaudited summary financial information for the first three quarters of each fiscal year.

                               PROPRIETARY MARKS

    The Company and its subsidiaries offer, sell and utilize many third-party products represented by registered or common law trademarks, including the following trademarks: Novell-Registered Trademark-and UNIX -Registered Trademark- are trademarks of Novell, Inc. Wordperfect-Registered Trademark-, WP Office-TM- and Groupwise-TM- are trademarks of Corel Corporation. DEC-Registered Trademark-, VMS-Registered Trademark-, Open VMS-TM-, VAX,-Registered Trademark-Alpha-TM- and Pathworks-TM- are trademarks of Digital Equipment Corporation. Microsoft-Registered Trademark-, MS-DOS-Registered Trademark-, DOS-TM-, Windows-Registered Trademark-, Windows NT-Registered Trademark- and Windows 95-TM- are trademarks of Microsoft Corporation. Lotus-Registered Trademark- and Lotus 1-2-3-TM- are trademarks of Lotus Development Corporation. Apple-Registered Trademark-, Macintosh-Registered Trademark- and Mac-Registered Trademark- are registered trademarks of Apple Computer, Inc. OS/2-TM- is a trademark of IBM Corporation. Intel-Registered Trademark- is a registered trademark of Intel Corporation. SYSMON-TM- is a trademark of Australian Software Innovations (Services) Pty Ltd. LANutil-Registered Trademark- and PC-Duo-Registered Trademark- are registered trademarks of Vector Networks Limited. TAPESYS-Registered Trademark-, THRUway-Registered Trademark-, THRUnet-Registered Trademark- and StorageCenter-Registered Trademark- are registered trademarks of Software Partners/32, Inc. CONTRL-Registered Trademark-, RaxMaster-TM-, ClydeSupport-TM-, UltraDisk-TM-, and PerfectFile-TM-are trademarks of Raxco, Inc. This Prospectus also contains trademarks of other companies.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Sento Technical Innovations Corporation ("Sento" or the "Company") develops, configures, markets and distributes industry-leading hardware and software computing solutions, combined with consulting, training and support services, to business, government and educational organizations world-wide through direct sales and marketing, channel distribution, and industry partners.


    The Company, through its four wholly-owned subsidiaries, Spire Technologies, Inc. ("Spire Technologies"), Spire Systems Incorporated ("Spire Systems"), DewPoint Distributed Solutions Incorporated ("DewPoint") and Centerpost Innovations Pty. Ltd., develops and implements system management and office automation solutions for open and proprietary computing environments, acts as a "service and value-added reseller" and distributor of software developed by third parties, resells Digital Equipment Corporation ("Digital") network computer systems and components on a value-added basis and manages value-added reseller and distribution channels in the Americas, Europe, and Southeast Asia. The Company offers a wide range of desktop, workstation, client/server and centralized computing software, systems and peripheral equipment, as well as channel management and support services for both domestic and international clientele in a wide variety of industries and computing environments, including UNIX, Windows NT and Digital Open VMS.



    In September 1996, the Company obtained an option to acquire the assets (including all intellectual property) of Australian Software Innovations (Services) Pty. Ltd. ("ASI"), a developer of UNIX-based management and performance monitoring software and provider of software education and consulting services based in Sydney, Australia. ASI develops and markets performance monitoring software and provides related technical consulting services to customers located in Asia, Europe, the United Kingdom and the United States. See "Recent Developments--Australian Software Innovations" and "Business-- Products--Software."


    Unless the context requires otherwise, all references to the "Company" in this Prospectus refer to the Company and each of its subsidiaries. The Company's principal executive offices are located at 311 North State Street, Orem, Utah 84057, and its telephone number is (801) 226-3355.

                                  THE OFFERING


Common Stock offered by the Selling
 Shareholders................................  1,096,214 shares

Common Stock outstanding prior to and after
 this offering...............................  4,347,914 shares(1)

Use of Proceeds..............................  The proceeds of the offering will be received by the Selling Shareholders. See "Use of
                                                Proceeds."

Over-the-counter Bulletin Board symbol.......  STIC(2)


------------------------


(1) As of October 31, 1996, and excluding 879,209 shares issuable upon the exercise of outstanding stock options and warrants granted by the Company.



(2) The National Association of Securities Dealers has approved the Company's application for quotation of the Common Stock on the NASDAQ Small Cap Market under the symbol "SNTO."

                           SUMMARY FINANCIAL DATA (1)

                                                                                                    THREE MONTHS ENDED
                                                          YEAR ENDED APRIL 30,                           JUNE 30,
                                       ----------------------------------------------------------  --------------------
                                          1996       1995       1994        1993         1992      1996 (2)     1995
                                       ----------  ---------  ---------  -----------  -----------  ---------  ---------
                                                                         (UNAUDITED)  (UNAUDITED)

STATEMENTS OF INCOME DATA:

Total revenues.......................  $13,873,401 $9,674,683 $6,043,411  $5,949,072   $4,164,044  $4,518,439 $3,302,858

Gross profit.........................   5,421,358  3,060,608  2,076,382   1,875,527    1,437,778   1,568,834  1,385,743

Operating income.....................     547,928    133,527     43,869      27,691       11,884      64,020    250,980

Net income...........................     339,555     98,735     18,233      10,951       (8,109)     51,975    153,462

Net income per common share (3)......         .08        .03     --          --           --             .01        .04

Weighted average common shares
  outstanding (3)....................   3,992,768  3,346,274  3,612,328   3,547,861    3,547,861   4,269,140  3,949,750

                                                                                                       APRIL 30,
                                                                                      JUNE 30, 1996      1996
                                                                                      -------------  -------------
                                                                                       (UNAUDITED)

BALANCE SHEET DATA:

Cash and Cash Equivalents...........................................................   $ 2,459,938    $ 1,552,806

Working Capital.....................................................................     2,692,590        943,332

Total Assets........................................................................     6,755,007      4,544,825

Total Long-term Debt................................................................       222,169        223,412

Total stockholders' equity..........................................................     3,103,490      1,480,907

------------------------------

(1) The consolidated financial statements of the Company as of and for the year ended April 30, 1996 include the financial statements of the Company and the three subsidiaries of the Company owned during such year (Spire Technologies, Spire Systems and DewPoint). The financial statements of the Company as of April 30, 1995, and for each of the years in the two-year period then ended are the combined financial statements of Spire Technologies and Spire Systems prior to the consummation of the share exchange transaction completed by the Company in April 1996. See "Recent Developments--Share Exchange." All significant intercompany balances and transactions have been eliminated in consolidation or combination.


(2) In June 1996, the Company changed its fiscal year end from April 30 to March 31 of each year, commencing with the fiscal year ending March 31, 1997. The consolidated financial statements set forth in this Prospectus are based upon the Company's former fiscal year end of April 30.



(3) Per share amounts are computed by dividing net income by the weighted average number of common shares and common share equivalents resulting from options outstanding. There were 3,992,768, 3,346,274 and 3,612,328 weighted average common shares and common share equivalents outstanding for the years ended April 30, 1996, 1995 and 1994, respectively, and there were 3,547,861 weighted average common shares and common share equivalents outstanding for the years ended April 30, 1993 and 1992, respectively. Income per share for the 1995 and prior fiscal years has been restated to give effect to the share exchange completed by the Company in April 1996. See "Recent Developments--Share Exchange."

                                  RISK FACTORS


    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "USE OF PROCEEDS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS WITHIN THE PROSPECTUS GENERALLY. THE FOLLOWING RISK FACTORS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS. IN ADDITION, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE MATTERS SET FORTH IN THE PROSPECTUS GENERALLY. THE COMPANY CAUTIONS THE READER THAT THIS LIST OF FACTORS MAY NOT BE EXHAUSTIVE. AN INVESTMENT IN THE SHARES OF COMMON STOCK BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. BEFORE MAKING A DECISION TO PURCHASE ANY OF THE SHARES OF COMMON STOCK DESCRIBED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.


    RELIANCE ON SUPPLIERS. The Company is solely dependent on Digital Equipment Corporation ("Digital") and authorized distributors of Digital products for its supply of hardware. In addition, the Company obtains and resells software from various third-party vendors, many of whom are the Company's sole sources for such software. Over 70% of the combined revenues of the Company are derived from products it obtains from three suppliers: Digital, Corel Corporation ("Corel") and Lotus Development Corporation ("Lotus"). If one of the third-party vendors of such hardware or software products were to become unavailable, the Company would be required to seek other sources for alternative products. There can be no assurance that the Company would be able to obtain competitive alternate sources of supply for such products. The failure of such suppliers to deliver such items on a timely basis, or the necessity that the Company obtain replacement products for unavailable suppliers, could adversely affect the operating results of the Company until alternative sources of supply, if any, could be arranged. Should these suppliers select a different distribution channel or fail to renew existing distribution agreements with the Company, the profitability and ability of the Company to continue in business could be significantly compromised.

    These suppliers could fail to supply hardware or software to the Company for reasons including but not limited to the following:

    - the supplier could go out of business or sell its product line;

    - the supplier could change its distribution methods and channels and cancel agreements with third parties such as the Company or otherwise fail to renew its agreement with the Company;

    - the supplier could increase its product price to the Company thereby adversely affecting profit margins for such products and the desire of the Company to continue to represent such products; or

    - the Company could fail to meet performance quotas or other standards contained in certain of its agreements with suppliers, resulting in termination of the agreements.

    Many of the agreements between the Company and third-party suppliers are verbal agreements and have not been reduced to writing.

    CHANGING MARKET. The market for computer products and services is continually changing. The Company anticipates that the market for office automation products on server applications will decrease as those functions move to desk-top computers. Company management has identified the markets for UNIX and Windows NT operating systems as promising growth potential for the Company; however, such potential is not yet proven and may not evolve or prove sufficiently profitable. Company management anticipates that there will be significant competition for products in the Windows NT market, resulting in lower margins.

    COMPETITION. The market for computer products is competitive, evolving and subject to rapid technological change. Many of the current and potential competitors of the Company have longer operating histories, greater name recognition, larger installed customer bases, and significantly greater financial, technical and marketing resources than the Company. The methods of competition in the computer products industry include marketing, product performance, price, service, technology and compliance with various industry standards, among others. It is possible for companies to be at various times competitors, customers and collaborators of each other in different markets. There can be no assurance that additional products will not be developed in competition with those sold by the Company. If developed, such products may be more effective than those sold by the Company. Although the Company continues to seek new products to complement its existing product lines and, as necessary, to replace existing products with newer and better products, there can be no assurance that the Company will be able to do so.



    PRODUCT DEVELOPMENT RISK. The information technology industry is characterized by rapid change, including frequent new product introductions, continuing advances in technology and changes in customer requirements and preferences. The introduction of new technologies could render the Company's existing products obsolete or unmarketable or require the Company to invest resources in products that may not become profitable. The development cycle for the Company's new products may be significantly longer than the Company's historical product development cycle, resulting in higher development costs or a loss in market share. There can be no assurance that (i) the Company will be able to counter competition to its current products; (ii) the Company's future product offerings will keep pace with the technological changes implemented by competitors; (iii) the Company's products will satisfy evolving preferences of customers and prospects; or (iv) the Company will be successful in developing and marketing products for any future technology. Failure to develop and introduce new products and product enhancements in a timely fashion could have a material adverse effect on the Company's financial condition and results of operations.



    SALES AND DISTRIBUTION RISKS. As of October 31, 1996, the Company had 40 employees in its direct sales organization and 5 employees in its marketing organization, many of whom have been employed by the Company for less than a year. In order to support sales growth, if any, the Company will need to maintain the size of its sales and marketing staff, increase the staff's productivity and continue to develop indirect distribution channels. There can be no assurance that the Company will be able to leverage successfully its sales force or that the Company's sales and marketing organization will successfully compete against the sales and marketing organizations of the Company's current and future competitors. The Company is in the early stages of developing its indirect distribution channels in North America, Europe and Southeast Asia. There can be no assurance that the Company will be able to attract third parties that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service. The Company's distributors and resellers may carry competing product offerings. There can be no assurance that any distributor or reseller will continue to represent the Company's products. The inability to recruit, or the loss of, important sales personnel, distributors or resellers could materially adversely affect the Company's financial condition and results of operations.


    MARKETING. The Company markets its products and services through a direct sales force of approximately 40 persons operating from locations in Utah and North Carolina. In addition, arrangements with third parties, including hardware manufacturers, software developers, resellers and authorized distributors, are becoming an increasingly important part of the Company's focus on providing solutions to its customers and expanding distribution of its products and services through indirect channels domestically and internationally. The loss of services of certain of such third-party distributors or resellers could have a material adverse effect on the business, financial condition and results of operations of the Company.

    POTENTIAL SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS AND LENGTHY SALES CYCLE. The value of individual transactions as a percentage of quarterly revenues can be substantial, and particular transactions may generate a substantial portion of the operating profits for a quarter. The sales of the Company's system management products generally involve significant education of prospective customers as well as a commitment of resources by both parties. For these and other reasons, the sales cycle associated with the sales of these products is typically between six and twelve months and subject to a number of significant risks over which the Company has little or no control. Because the Company's staffing and other operating expenses are based on anticipated revenue levels, and a high percentage of the Company's expenses are fixed, delays in the receipt of orders can cause significant variations in operating results from quarter to quarter. In addition, the Company may expend significant resources pursuing potential sales that will not be consummated. The Company also may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, which may adversely affect the Company's operating results. Accordingly, the Company believes that period-to-period comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance. Furthermore, there can be no assurance that the Company will be able to grow and sustain profitability on a quarterly basis.

    POSSIBLE VOLATILITY OF STOCK PRICE. The trading price of the Common Stock could fluctuate widely in response to variations in quarterly operating results, announcements by the Company or its competitors, industry trends, general economic conditions or other events or factors. Among other factors, as described in the preceding paragraph, it is likely that in some future quarters the Company's operating results will be below the expectations of public market analysts and investors. Regardless of the general outlook for the Company's business, the announcement of quarterly operating results below analyst and investor expectations could have a material and adverse effect on the market price of the Common Stock.

    COLLECTION OF ACCOUNTS. The Company's business of selling hardware and software products involves certain account collection risks. In the event a hardware purchaser defaults on its payment obligation, the Company would file a credit insurance claim; however, the insurer may deny coverage or otherwise fail to pay. With respect to software sales, a customer who has ordered and received software from the Company may fail to pay timely for the software, thus creating a collection problem for the Company. In addition, a distributor may default in timely payment of amounts owing to the Company.

    DEPENDENCE ON KEY PERSONNEL. The success of the Company depends, in large part, on its ability to attract and retain highly-qualified managerial, sales, marketing, technical support, and product development personnel. The Company has not entered into employment agreements that require the services of its key personnel to remain with the Company for any specified period of time. The loss of the current key personnel of the Company could have a material adverse effect on the Company. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract and maintain all personnel necessary for the development and operation of its business. The loss of the services of key personnel or an inability to attract, retain and motivate qualified personnel could have a material adverse effect on the business, financial condition and results of operations of the Company.


    ACQUISITION RISKS. The Company plans to evaluate opportunities for the license or acquisition of additional software products as well as the possible acquisition of, or development of strategic relations with, other companies who may have products or distribution channels that are compatible with the business objectives of the Company. The Company must compete for attractive acquisition or strategic alliance candidates with numerous other companies, many of whom have significantly greater financial resources than the Company. There can be no assurance that the Company will be able to successfully identify acquisition and strategic alliance opportunities that are appropriate for the Company. Such acquisitions and alliances could involve the incurrence of additional debt, amortization expenses related to goodwill and intangible assets or the dilutive issuance of equity securities, all of which could adversely affect the Company's operating results. Accordingly, future acquisitions and alliances may have an adverse effect on the Company's operating results, particularly in the fiscal quarters immediately following the consummation of such transactions, while the operations of the acquired or combined business are being integrated into the Company's operations. There can be no assurance that capital sought by the Company to pursue such opportunities can be obtained on terms favorable to the Company, if at all. The failure of the Company to obtain such financing could restrict its ability to pursue such business opportunities. Further, there can be no assurance that any particular acquisition or alliance will be successfully integrated into the Company's operations or will achieve profitability.


    CONCENTRATION OF SHARE OWNERSHIP. The current officers and directors of the Company own beneficially approximately 50.1% of the issued and outstanding shares of Common Stock and, upon the sale of the shares offered hereby (assuming the sale of all such shares), such persons will own beneficially approximately 44.6% of the issued and outstanding shares of Common Stock. As a result, the current officers and directors of the Company possess voting power sufficient to influence significantly the affairs of the Company. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control or management of the Company. See "Management--Executive Officers and Directors," "Principal and Selling Shareholders" and "Description of Capital Stock." Future sales by current officers and directors of the Company of substantial amounts of Common Stock, or the potential for such sales, could adversely affect the prevailing market price for the Common Stock.



    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. As of October 31, 1996, the Company had 4,347,914 shares of Common Stock outstanding, of which 1,485,656 shares, including 1,096,214 of the shares offered hereby, will, upon the effectiveness of the Registration Statement, be eligible under applicable securities laws for immediate sale in the public market without restriction, except for any shares purchased by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act) which will be subject to the resale limitations of Rule 144 under the Securities Act ("Rule 144"). The remaining approximately 2,862,258 outstanding shares are "restricted securities," as that term is defined under Rule 144, and may be eligible for sale, subject to certain restrictions, in the open market pursuant to Rule 144.



    ANTI-TAKEOVER CONSIDERATIONS. The Company's Articles of Incorporation, as amended (the "Articles"), the Company's Bylaws, as amended (the "Bylaws"), the Utah Revised Business Corporation Act (the "Corporation Act"), and the Utah Control Shares Acquisition Act (the "Control Shares Act") contain certain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over the then-current market prices. In addition, these provisions may limit the ability of shareholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock."

                                  THE COMPANY


    The Company, through its wholly-owned subsidiaries, Spire Technologies, Inc. ("Spire Technologies"), Spire Systems Incorporated ("Spire Systems"), DewPoint Distributed Solutions Incorporated ("DewPoint") and Centerpost Innovations Pty. Ltd. ("Centerpost"), develops and implements system management and office automation solutions for open and proprietary computing environments, acts as a "service and value-added reseller" and distributor of software developed by third parties, resells Digital network computer systems and components on a value-added basis and manages valued-added reseller ("VAR") and distribution channels in the Americas, Europe, and Southeast Asia. The Company offers a wide range of desktop, workstation, client/server and centralized computing software, systems and peripheral equipment, as well as channel management and support services for both domestic and international clientele in a wide variety of industries and computing environments, including UNIX, Windows NT and Digital OpenVMS.


    The Company was incorporated in the State of Utah in May 1969 for the purpose of mineral exploration and development. From 1974 until April 1996, the Company was engaged almost exclusively as a participant with others in oil and gas exploration and development. On April 18, 1996, the Company consummated a share exchange transaction with Spire Technologies and Spire Systems (the "Spire Companies"), by which the Company acquired all the issued and outstanding capital stock of the Spire Companies in exchange for the issuance to the holders of the capital stock of the Spire Companies of a number of shares of Common Stock equal to approximately 90% of the number of issued and outstanding shares of Common Stock immediately after the consummation of the exchange transaction. See "Recent Developments--Share Exchange." Effective May 1, 1996, the Company divested itself of all oil and gas interests. The Company does not intend to participate in any oil and gas operations in the future. See "Business--Oil and Gas Operations." The Company changed its name from Spire International Corp. to Sento Technical Innovations Corporation on September 10, 1996. Prior to August 17, 1996, Spire Systems operated under the name Spire Technologies Systems Division, Inc.


    Spire Technologies and Spire Systems were incorporated in the State of Utah in 1986 and 1992, respectively, and, until the completion of the share exchange transaction with the Company in April 1996, conducted the business operations now conducted by the Company. In 1991, Amacan Industries, Inc. was incorporated in the State of Utah for the purpose of pursuing business opportunities. In September 1996, Amacan Industries, Inc. changed its name to DewPoint Distributed Solutions Incorporated and began its current operations providing worldwide distribution, reseller, and channel management for a number of leading software manufacturers, including Corel, Trend Micro, Inc., and Secure Computing, Inc. Centerpost was organized in July 1996 as a limited company under the laws of the State of New South Wales, Australia. Centerpost conducts the Company's business operations in Australia, Japan and Southeast Asia.


    For purposes of this Prospectus, unless the context indicates otherwise, the term "Company" includes the Company and its subsidiaries. The Company's principal offices are located at 311 North State Street, Orem, Utah 84057, and its telephone number is (801) 226-3355.

                              RECENT DEVELOPMENTS

SHARE EXCHANGE


    Pursuant to an Agreement and Plan of Reorganization dated January 23, 1996 (the "Exchange Agreement") among the Company (formerly known as Amacan Resources Corporation or "Amacan"), the Spire Companies and the holders of all of the capital stock of the Spire Companies (collectively, the "Spire Stockholders"), the Company acquired all of the issued and outstanding stock of the Spire Companies in exchange for the issuance of 3,502,223 shares of Common Stock to the Spire Stockholders (together with its related transactions, the "Share Exchange"). The Exchange Agreement also provided for, among other things, a one-for-seven reverse split of the shares of Common Stock issued and outstanding at the effective time of the Share Exchange (the "Effective Time") (excluding the shares issued to the Spire Stockholders), an amendment of the Company's Articles to change the Company's name to Spire International Corp., adoption of the Amacan Resources Corporation Stock Incentive Plan, which was subsequently renamed the Sento Technical Innovations Corporation Stock Incentive Plan (the "Option Plan"), and the substitution of options to purchase shares of Common Stock under the Option Plan for outstanding options to purchase shares of the common stock, par value $.01 per share, of Spire Technologies (the "Spire Technologies Common Stock") issued pursuant to the Spire 1995 Stock Option and Award Plan (the "Spire Option Plan"). As a result of the Share Exchange, the Spire Companies became wholly-owned subsidiaries of the Company and the Spire Option Plan was terminated.


    At the Effective Time, in accordance with the terms of the Exchange Agreement, each issued and outstanding share of the Spire Technologies Common Stock was exchanged for 35.4786 shares of Common Stock, and each issued and outstanding share of the common stock, no par value, of Spire Systems (the "Spire Systems Common Stock") was exchanged for 4.0155 shares of Common Stock. After giving effect to the Share Exchange, the shares of Common Stock owned by the shareholders of the Company immediately prior to the Share Exchange represented approximately 10% of the outstanding shares of Common Stock, and the shares of Common Stock acquired in the Share Exchange by the Spire Stockholders represented approximately 90% of the outstanding shares of Common Stock.

PRIVATE PLACEMENT


    On June 18, 1996, the Company completed a private offering (the "Private Placement") of 223,024 units (the "Units"), at $7.00 per Unit, with each Unit consisting of two shares of Common Stock plus one warrant (a "Warrant") to purchase one share (a "Warrant Share") of Common Stock for $3.50 at any time prior to or on April 30, 1998. The Units sold in the Private Placement consisted of 446,048 shares and Warrants exercisable for the purchase of 223,024 Warrant Shares, from which $1,561,168 of cash proceeds were received. The Company intends to use the proceeds of the Private Placement to acquire additional software licenses and technology, to fund additional research and development, and for additional working capital. As of the date of this Prospectus, no Warrants have been exercised and no Warrant Shares have been issued by the Company pursuant thereto.


AUSTRALIAN SOFTWARE INNOVATIONS

    EXCLUSIVE LICENSE AGREEMENT. Effective July 1, 1996, the Company, through Spire Technologies, entered into an Exclusive License and Technical Assistance Agreement (the "ASI License Agreement") with Australian Software Innovations (Services) Pty. Ltd., a limited company organized under the laws of the Commonwealth of Australia ("ASI"). ASI, which maintains its principal office in Sydney, Australia, develops and markets performance monitoring software and provides related technical consulting services to customers located in Asia, Europe, the United Kingdom and the United States. Under the terms of the ASI License Agreement, the Company acquired an exclusive license (the "ASI License") in North and South America during a five-year term (which may be extended for up to three additional five-year periods) to use, market, modify, manufacture, assemble, test and modify ASI's SYSMON software program and to use, market, modify, duplicate and sublicense certain technical information relating to the SYSMON software program. See "Business--Products--Software." In consideration of the grant of the ASI License, the Company paid to ASI a non-refundable license fee in the amount of $550,000 and agreed to pay royalties to ASI during the term of the ASI License Agreement, based upon product and maintenance revenues generated by the Company from the use, sale, license and provision of technical support and maintenance services attributable to the SYSMON software. In the event the Company fails to meet certain performance criteria set forth in the ASI License Agreement, ASI may terminate the exclusive nature of the ASI License throughout the remainder of the ASI License term. The ASI License Agreement is terminable by either party upon a material breach by the other party which remains uncured for 30 days following notice from the non-breaching party or by the Company upon 180 days' notice to ASI.


    OPTION AGREEMENT. On September 10, 1996, the Company entered into an Option Agreement (the "ASI Option Agreement") by and among the Company, ASI, Kilat Holdings Pty. Limited, a limited company organized under the laws of the Commonwealth of Australia and the sole shareholder of ASI ("Kilat"), and Eng Lee and Mary Lee, the sole shareholders of Kilat (the "ASI Shareholders"). The ASI Option Agreement provides for the Company's acquisition from ASI of all of the tangible and intangible assets of ASI. Under the terms of the ASI Option Agreement, ASI granted to the Company an option (the "ASI Option"), exercisable in the Company's discretion at any time prior to September 10, 1997, to acquire all or any portion of the tangible and intangible assets (including all software, trademarks and trade names) of ASI, as determined by the Company; provided, however, that the Company must notify ASI of its election to exercise the ASI Option not less than 60 days prior to the expiration of the ASI Option term.



    As consideration for the grant of the ASI Option, the Company paid to ASI an option purchase payment in the amount of $130,000. In the event the Company elects to exercise the ASI Option, the Company has agreed to pay to ASI the exercise price of $1,405,000, consisting of cash in the amount of $1,055,000 and 87,500 shares of Common Stock, subject to certain adjustments to the cash portion of the exercise price to reflect the profit or loss of ASI for the period from April 30, 1996 through October 31, 1996. The Company has also agreed to assume certain liabilities associated with the assets of ASI to be acquired by the Company. In the event the Company does not exercise the ASI Option prior to September 10, 1997, the Company will have no obligation to acquire any assets or assume any liabilities of ASI.



    The ASI Option Agreement also contains certain covenants of ASI, Kilat and the ASI Shareholders to operate the business of ASI during the term of the ASI Option in a manner consistent with ASI's past practices, to preserve the Company's exclusive rights during the ASI Option term to acquire the assets of ASI as contemplated by the ASI Option Agreement and to guarantee the performance by ASI of its obligations under the ASI Option Agreement. Each of the Company, ASI, Kilat and the ASI Shareholders has agreed to preserve confidential all proprietary information of the other parties and to indemnify the other parties for any losses arising as a result of the indemnifying party's misrepresentation or breach or nonfulfillment of certain covenants set forth in the ASI Option Agreement.



    In addition to the grant of the ASI Option, Kilat and the ASI Shareholders agreed to enter into certain restraint of trade agreements prohibiting Kilat and the ASI Shareholders from engaging, during the ASI Option term and, if the Company elects to exercise the ASI Option, for a period of three years from the date of a definitive acquisition agreement, in any business or activity in the Commonwealth of Australia or elsewhere which is similar to the Company's business. The ASI Option Agreement also provides for the Company to make available to ASI a revolving commercial credit facility (the "ASI Facility") in an amount not to exceed $200,000 on terms to be determined by the mutual agreement of the Company and ASI. The obligation of ASI to repay all amounts advanced under the ASI Facility is secured by a pledge by ASI in favor of the Company of all of ASI's intellectual property. The ASI Facility expires on September 10, 1997.

                                USE OF PROCEEDS


    All proceeds from any sale of shares offered hereby will be paid directly to the Selling Shareholders selling such shares. The Company will not receive any proceeds from the sale of any of the shares offered hereby.


                                DIVIDEND POLICY

    Dividends are payable on the Common Stock when, as and if declared by the Company's Board of Directors. No dividend has been declared or paid on the Common Stock to date. At the present time, the Company intends to retain any future earnings for the further development and growth of its business and therefore does not anticipate paying any dividends on the Common Stock in the foreseeable future. The ability of the Company to pay dividends in the future will be dependent upon earnings levels, liquidity, capital needs, applicable covenants in the Company's loan agreements, general business conditions and other factors considered relevant by the Company's Board of Directors.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1996. The table should be read in conjunction with the historical financial statements of the Company and the notes thereto, and the other financial information appearing elsewhere in this Prospectus.

                                                                                                        JUNE 30,
                                                                                                          1996
                                                                                                      ------------
Total long-term debt................................................................................  $    222,169
Shareholders' equity:
Common stock, par value $.25 per share, 8,000,000 shares authorized; 4,337,373 shares issued and
  outstanding(1)....................................................................................     1,084,343
Additional paid-capital.............................................................................     1,449,656
Retained earnings...................................................................................       569,491
                                                                                                      ------------
Total shareholders' equity..........................................................................     3,103,490
                                                                                                      ------------
Total capitalization................................................................................  $  3,325,659
                                                                                                      ------------
                                                                                                      ------------

------------------------


(1) Does not reflect the possible issuance of up to 1,000,000 shares of Common Stock that have been reserved for issuance to employees and other individuals of the Company under the Option Plan, nor the possible issuance of up to 200,000 shares of Common Stock that are reserved for issuance to employees of the Company under the Sento Technical Innovations Corporation 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"). See "Management--Employee Benefit Plans." As of October 31, 1996, the Company had granted options for the purchase of 656,135 shares of Common Stock under the Option Plan and had sold 10,541 shares under the Stock Purchase Plan.

                          PRICE RANGE OF COMMON STOCK


    The Common Stock is quoted on the over-the-counter bulletin board service maintained by the National Association of Securities Dealers (the "NASD") under the symbol "STIC." The following table sets forth the range of bid prices for the Common Stock in the over-the-counter market for the periods indicated, as reported by the National Quotation Bureau. The quotations represent prices in the over-the-counter market between dealers in securities, do not include retail markup, markdown or commissions and do not necessarily represent actual transactions. Prices shown for the quarters ended April and September 30, 1996 and the two months ended June 30, 1996 reflect the consummation of the Share Exchange, including a one-for-seven reverse split of the shares of Common Stock issued and outstanding at the effective time of the Share Exchange.



                                                                                BID PRICES
                                                                           --------------------
QUARTER ENDED                                                                HIGH        LOW
-------------------------------------------------------------------------  ---------  ---------
September 30, 1996.......................................................  $    6.00  $    4.25
June 30, 1996 (two months)...............................................       6.00     1.3125

April 30, 1996...........................................................  $    6.00  $  1.3125
January 31, 1996.........................................................       .375     .03125
October 31, 1995.........................................................       .125     .03125
July 31, 1995............................................................       .125        .05

April 30, 1995...........................................................  $    .125  $     .10
January 31, 1995.........................................................        .15       .125
October 31, 1994.........................................................       .165       .125
July 31, 1994............................................................       .125       .125



    The closing sale price of the Common Stock, as reported by the National Quotation Bureau, on October 29, 1996 was $3.00 per share. As of October 31, 1996, the number of shares of Common Stock outstanding was 4,347,914 shares, held by approximately 422 stockholders of record. The NASD has approved the Company's application for quotation of the Common Stock on the NASDAQ Small Cap Market under the symbol "SNTO."

                 SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA


    The following tables sets forth selected condensed consolidated financial information with respect to the Company for the periods indicated. This information should be read in conjunction with the Company's Condensed Consolidated Financial Statements including the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein. The selected condensed consolidated financial information as of April 30, 1996, 1995 and 1994 and for the three years ended April 30, 1996 has been derived from consolidated financial statements which have been audited by KPMG Peat Marwick LLP ("KPMG"), independent auditors, whose report with respect to such consolidated financial statements appears elsewhere in this Prospectus. The selected condensed consolidated financial information as of April 30, 1993 and 1992, and for the two years ended April 30, 1993 and as of June 30, 1996 and 1995, and for each of the three-month periods then ended, has been derived from unaudited consolidated financial statements of the Company which, in the opinion of management, reflect all adjustments which are of a normal recurring nature necessary for a fair presentation of the results for such periods. Results for the unaudited period ended June 30, 1996, set forth herein, are not necessarily indicative of the results to be expected for the Company's full fiscal year.


                                                                                                 THREE MONTHS ENDED JUNE
                                                        YEAR ENDED APRIL 30,                               30,
                                     ----------------------------------------------------------  ------------------------
                                        1996       1995       1994        1993         1992       1996 (2)       1995
                                     ----------  ---------  ---------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
STATEMENTS OF INCOME DATA (1):
Total revenues.....................  $13,873,401 $9,674,683 $6,043,411  $5,949,072   $4,164,044   $4,518,439   $3,302,858
Cost of sales......................   8,452,043  6,614,075  3,967,029   4,073,545    2,726,266    2,949,605    1,917,115
Gross profit.......................   5,421,358  3,060,608  2,076,382   1,875,527    1,437,778    1,568,834    1,385,743
Expenses:
  Selling, general and
    administrative.................   4,605,402  2,927,081  2,032,513   1,847,836    1,425,894    1,361,315    1,134,763
  Research and development.........     268,028     --         --          --           --           43,499       --
  Operating income.................     547,928    133,527     43,869      27,691       11,884       64,020      250,980
Other income (expenses)............     (11,628)    11,696    (16,705)    (16,740)     (19,993)      10,839       (3,460)
  Income before income taxes.......     536,300    145,223     27,164      10,951       (8,109)      74,859      247,520
  Income tax expense...............     196,745     46,488      8,931      --           --           22,884       94,058
  Net income.......................     339,555     98,735     18,233      10,951       (8,109)      51,975      153,462
  Net income per common share (3)..         .08        .03     --          --           --              .01          .04

                                                             APRIL 30,                                   JUNE 30,
                                     ----------------------------------------------------------  ------------------------
                                        1996       1995       1994        1993         1992         1996         1995
                                     ----------  ---------  ---------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..........   1,552,806    766,247    493,460     334,740      194,776    2,459,938    1,652,769
Accounts receivable................   2,176,642  1,524,948    879,007   1,421,684      868,560    3,523,222    2,110,338
Working capital....................     943,332    183,268    243,573     845,382      633,737    2,692,590    1,595,650
Total assets.......................   4,544,825  2,815,857  1,821,325   2,238,761    1,425,239    6,755,007    4,981,422
Total liabilities..................   3,063,918  2,392,563  1,496,766   1,469,381      835,992    3,651,517    3,841,176
Total stockholders' equity.........   1,480,907    423,294    324,559     769,380      589,247    3,103,490    1,140,246

------------------------------

(1) The consolidated financial statements of the Company as of and for the year ended April 30, 1996 include the financial statements of the Company and the three subsidiaries of the Company owned during such year (Spire Technologies, Spire Systems and DewPoint). The financial statements of the Company as of April 30, 1995, and for each of the years in the two-year period then ended are the combined financial statements of Spire Technologies and Spire Systems prior to the completion of the Share Exchange. All significant intercompany balances and transactions have been eliminated in consolidation or combination.

(2) In June 1996, the Company changed its fiscal year end from April 30 to March 31 of each year, commencing with the fiscal year ending March 31, 1997. The consolidated financial statements set forth in the Prospectus are based upon the Company's former fiscal year end of April 30.


(3) Per share amounts are computed by dividing net income by the weighted average number of common shares and common share equivalents resulting from options outstanding. There were 3,992,768, 3,346,274 and 3,612,328 weighted average common shares and common share equivalents outstanding for the years ended April 30, 1996, 1995 and 1994, respectively, and there were 3,547,861 weighted average common share and common share equivalents outstanding for the years ended April 30, 1993 and 1992, respectively. Income per share for the 1995 and prior fiscal years has been restated to give effect to the Share Exchange. See "Recent Developments--Share Exchange."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    Historically, the Spire Companies have focused their sales and distribution efforts on two product lines within the mid-range client/server computer market niche: providing services as a VAR of Digital's network computer hardware systems and components, and acting as a distributor/VAR for a variety of software programs and applications developed by third parties. Recently, the Company has entered into strategic licensing and product development arrangements with IBM/Lotus, Corel/WordPerfect, Digital, and ASI, through which the Company became the licensed developer and sole distributor of various software products.


    As part of its ongoing efforts to support customers' needs in the areas of training, support, and system configuration, the Company offers its customers an annual maintenance agreement. This allows customers access to the technical resources and support personnel of the Company, including automatic product upgrades, "bug fixing" and system configuration consulting. The demand for technical computer systems consulting represents a growth opportunity for the Company. The Company hired additional technical consultants in January 1996, and the Company has begun to concentrate on marketing its consulting services to generate additional revenues.

    Since November 1995, the Company has expanded its distribution model to include software products that operate in the growing UNIX and NT operating systems environments. In addition to adding this new family of products, which serve the UNIX and NT environments, the Company also began marketing a family of products which provide solutions relating to the Internet. These products include a third-party product known in the industry as a "firewall," which is designed to protect an organization's computer network from access by unauthorized users, and an "antivirus" product which is designed to protect the computer network from virus intrusion originating from the Internet.

    The combined revenues of the Company during fiscal year 1996 from these various activities are broken down as follows:

    - Open VMS software sales amounted to approximately 44% of revenues

    - System configuration and hardware sales amounted to approximately 45% of revenues

    - Technical consulting and maintenance services amounted to approximately 11% of revenues

    With the addition of new product lines, as described above, the Company's management anticipates that revenues from the sale of UNIX platform products, Internet security products, and technical consulting will grow faster, as a percentage of revenues, than the historical product lines of the Spire Companies.


    No single market sector represents a dominant portion of the Company's revenue base. Governmental and educational institutions represent approximately 32% of revenues and small to large corporations represent the remaining 68% of revenues. No single customer represents more than ten percent of the revenues of the Company. In June 1996, the Company completed the Private Placement of approximately $1.5 million of Common Stock and Warrants to purchase shares of Common Stock. See "Recent Developments--Private Placement." The Company intends to use these funds to acquire additional proprietary software licenses and provide working capital for expanded operations.


    The Company sells its products through a direct sales force of 40 representatives in the United States, and through a number of third-party resellers in the Americas, Europe, Australia, and Southeast Asia.

RESULTS OF OPERATION

    The following table sets forth for the three most recent fiscal years, the amounts and percentage relationships to revenues of selected items in the Company's consolidated financial data.

SELECTED FINANCIAL DATA:

                                   1996                                     1995                                     1994
                                  AMOUNT    % OF REVENUE     % CHANGE      AMOUNT    % OF REVENUE     % CHANGE      AMOUNT
                                ----------  -------------  ------------  ----------  -------------  ------------  ----------
Revenues......................  $13,873,401        100%            43%   $9,674,683         100%            60%    6,043,411
Gross Profit..................   5,421,358          39             77     3,060,608          32             47     2,076,382
Selling, General & Admin......   4,605,402          33             57     2,927,081          30             44     2,032,513
Research & Development........     268,028           2          --           --               0              0        --
Operating Income..............     547,928           4            310       133,527           1            204        43,869
Net Income....................     339,555           2            244        98,735           1            442        18,233
Cash and Cash Equivalents.....   1,552,806                        103       766,247                         55       483,460
Working Capital...............     943,332                        415       183,268                        (25)      243,579
Total Assets..................   4,544,825                         61     2,815,857                         55     1,821,325
Stockholders' Equity..........   1,480,907                        250       423,294                         30       324,559

                                % OF REVENUE
                                -------------
Revenues......................         100%
Gross Profit..................          34
Selling, General & Admin......          34
Research & Development........           0
Operating Income..............           1
Net Income....................           0
Cash and Cash Equivalents.....
Working Capital...............
Total Assets..................
Stockholders' Equity..........


FISCAL 1996 COMPARED TO FISCAL 1995

    For fiscal 1996, the Company recorded net income of $339,555, or $.08 per share, on revenues of $13,873,401. This compares to fiscal 1995 net income of $98,735, or $.03 per share, on revenues of $9,674,683.

    REVENUES. Revenues increased $4.2 million or 43% from fiscal 1995 to fiscal 1996. The increase in revenues resulted principally from increased market penetration in both the software and hardware product lines. Software sales increased by $2.3 million from fiscal 1995 to fiscal 1996. The increase was due primarily to the growth of UNIX and Windows NT software product sales and the release of new versions of WordPerfect for the Digital operating platforms. Hardware sales in fiscal 1996 increased by $1.9 million compared to fiscal 1995, largely as a result of the release and customer acceptance of Digital's Alpha operating platform hardware system during fiscal 1996. The Company's promotional efforts to bundle the new Alpha Server and Alpha Version of WordPerfect contributed to the increase in hardware sales. The expansion of the Company's technical consulting services and maintenance program also contributed to revenue growth during fiscal 1996.

    GROSS PROFIT. As a percentage of revenues, gross profit increased from 32% in fiscal 1995 to 39% in fiscal 1996. The increase in gross profit as a percentage of revenues can be attributed primarily to three major factors. First, the Company received the full license rights to WordPerfect for VMS and Lotus products. This decreased the royalty paid to the owners and manufacturers of those products. Second, the new product lines sold by the Company are more technical in nature, and therefore carry a higher discount from the manufacturers. Third, the Company enjoyed a higher growth in revenues than the corresponding growth required for personnel; therefore, fixed costs related to cost of sales were spread over a larger sales base.


    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general, and administrative expenses increased as a percentage of revenues from 30% in fiscal 1995 to 33% in fiscal 1996. The increase was due primarily to four factors:
First, the Company began expanding its international sales channel aggressively during fiscal 1996. Second, a new UNIX sales division was created to focus on new product lines. Third, activities relating to the Company's expanded accounting, legal, and public reporting requirements increased expenses. Fourth, activities relating to the Company's strategy of acquiring additional products and other companies required greater expenditures.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist principally of programming costs for new software. During fiscal 1996, the Company had total responsibility for several newly licensed products. During that year, the Company released a WordPerfect upgrade, version 5.1+ for Open VMS/VAX, WordPerfect 5.1+ for Open VMS/Alpha, and Lotus 1-2-3 for Open VMS/Alpha. Ongoing programming is necessary to keep pace with software innovations in several segments of the Company's market niche. With the Company's strategy to acquire additional exclusive licenses and proprietary technology, management expects this expense category to increase more rapidly as a percentage of sales in future periods. Research and development costs prior to fiscal 1996 were not material.


    OTHER INCOME. Other income consists primarily of interest income and interest expense. Interest income has been earned on excess cash invested in interest-bearing instruments. Interest income is expected to decline in the future as cash is used increasingly for operational needs and strategic expansion.

FISCAL 1995 COMPARED TO FISCAL 1994

    For fiscal 1995, the Company recorded net income of $98,735 on revenues of $9,674,683. This compares to fiscal 1994 net income of $18,233 on revenues of $6,043,411.

    REVENUES. Revenues increased 60% from $6,043,411 in fiscal 1994 to $9,674,683 for fiscal 1995. The growth in revenues resulted primarily from increases in sales volume of the Company's historic line of products, the Company's expanded market presence and its entrance into the UNIX and Windows NT market niches. During fiscal 1995, the Company expanded its direct sales force and expanded its relationship with additional third party distributors. The Company also expanded its product line to include network management and performance software tools which operate on the UNIX and Windows NT operating systems platforms. Product pricing and sales margins remained relatively stable during these periods.

    GROSS PROFIT. Gross profit as a percentage of revenues decreased from 34% for fiscal 1994 to 32% for fiscal 1995. This decrease was attributable primarily to fluctuations in royalties required by the various manufacturers of software and the increase as a percentage of sales in hardware which generally carries lower margins. Competition in the Company's industry remains very high and plays a significant role in determining the margins that the Company is able to maintain.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased from 34% of revenues for fiscal 1994 to 30% of revenues for fiscal 1995. The decrease was due primarily to the decrease in marketing expenditures and increased direct sales efficiencies.

    OTHER INCOME. Other income (expense) increased from a deficit of $16,705 for fiscal 1994 to $11,696 for fiscal 1995. Other income consists primarily of interest income and interest expense. In addition, for fiscal 1995 other income reflected receipt of a one-time consulting fee in the amount of $29,772. Interest expense increased from $25,517 for fiscal 1994 to $28,348 in fiscal 1995. This was due primarily to interest charged on short-term borrowings relating to working capital funding needs.

THREE MONTHS ENDED JUNE 30, 1996 COMPARED WITH
    THREE MONTHS ENDED JUNE 30, 1995

    The following table sets forth, for the periods indicated, the amounts and percentage relationships to revenues of selected items in the Company's consolidated financial statements:

                                                         THREE MONTHS ENDED JUNE
                                                                 30, 1996                           THREE MONTHS ENDED JUNE
                                                        --------------------------                          30, 1995
                                                                          % OF            %        --------------------------
                                                           AMOUNT       REVENUE        CHANGE         AMOUNT     % OF REVENUE
                                                        ------------  ------------  -------------  ------------  ------------
Revenues..............................................  $  4,518,439         100%           37%    $  3,302,858         100%
Gross Profit..........................................     1,568,834          35            13        1,385,743          42
Selling, General & Administrative.....................     1,361,315          30            20        1,134,763          34
Research & Development................................       143,499           3           100          --            --
Operating Income......................................        64,020           1           (74)         250,980           8
Net Income............................................        51,975           1           (66)         153,462           5
Cash and Cash Equivalents.............................     2,459,938                                  1,652,769
Working Capital.......................................     2,692,590                                  1,595,650
Total Assets..........................................     6,755,007                                  4,981,422
Stockholders Equity...................................     3,103,490                                  1,140,246

    REVENUES. Revenues for the three months ended June 30, 1996 increased to $4,518,439 from $3,302,858 for the three months ended June 30, 1995, an increase of 37%. The increase in revenues reflects increases in both software product sales and hardware product sales. New versions of existing software as well as software for new operating platforms were released. The release of Digital's Alpha operating platform hardware system contributed substantially to the increase in hardware revenues.

    GROSS PROFIT. Gross profit decreased from 42% of revenues for the three months ended June 30, 1995 to 35% of revenues for the three months ended June 30, 1996. The strong sales of hardware products, which generally carry a lower margin than software products, along with increased start-up costs associated with expanding the Company's new UNIX product lines, contributed to the increase in cost of sales, resulting in lower gross profit margins.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased from $1,134,763 for the three months ended June 30, 1995, as compared to $1,361,315 for the three months ended June 30, 1996, reflecting an increase of 20%. This represents a decrease as a percentage of sales from 34% for the three months ended June 30, 1995 to 30% for the three months ended June 30, 1996. The decrease is attributable primarily to a reduction in marketing and "product show" expenses.


    RESEARCH AND DEVELOPMENT EXPENSES. Prior to fiscal 1996, research and development expenses were minimal as the Company relied as its third party manufacturers for substantially all product development activities. For the three months ended June 30, 1996, research and development expenses were $143,499, due principally to the Company's assumption of the full development responsibilities for several newly licensed software products.


    OTHER INCOME. Other income consists primarily of interest income and interest expense. Interest income increased during the three months ended June 30, 1996 due to interest earned on the proceeds received by the Company from the issuance of shares of Common Stock in the Private Placement. See "Recent Developments--Private Placement."

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, the Company has satisfied its liquidity and capital resource requirements primarily through cash flow from operations. Long-term bank borrowings have been kept to a minimum and used primarily for the purchase of a building to house a portion of the Company's operations.


    During fiscal 1996 and 1995, the Company generated cash from operating activities in the amounts of $362,131 and $434,910 respectively. For the same years, net cash increased $786,559 and $272,787 respectively. The Company's cash equivalents at the end of fiscal 1996 reflected the additional cash obtained by the Company in the Share Exchange. In addition, the Company acquired additional cash through completion of the Private Placement in June 1996, which is reflected in the unaudited financial information at June 30, 1996.


    Working capital increased from $183,268 at April 30, 1995 to $943,332 at April 30, 1996. The Company's current ratio increased from 1.08 at April 30, 1995 to 1.33 at April 30, 1996. This increase was due primarily to cash generated from operations and the cash received in the Share Exchange. Working capital was $2,692,590 at June 30, 1996, reflecting the addition of proceeds received by the Company in the Private Placement.


    Effective June 1, 1996, the Company established two lines of credit with a commercial bank, one for $1,000,000, secured by trade receivables, at prime plus two percent, expiring June 1, 1997; the other for $350,000, secured by equipment, at prime plus two percent, expiring May 1, 1999. As of October 31, 1996, neither of these lines of credit had been used.



    Based on anticipated working capital requirements, management believes that existing cash and cash equivalents, cash generated from operations, and long-term debt financing and borrowings under the Company's existing lines of credit will be sufficient to finance the operations of the Company for the foreseeable future. The Company continues to evaluate opportunities for the license or acquisition of additional software products as well as the possible acquisition of, or development of strategic alliances with, other companies which may have products or distribution channels that are compatible with the business objectives of the Company. The Company has obtained the ASI Option, which is exercisable until September 10, 1997; if the Company exercises the ASI Option or identifies and proceeds with any other acquisition or alliance opportunity, additional capital, in the form of debt or equity financing, may be required. See "Recent Development--Australian Software Innovations."

                                    BUSINESS

GENERAL

    The Company, through Spire Technologies, Spire Systems, DewPoint and Centerpost, develops and implements system management and office automation solutions for open and proprietary computing environments, acts as a "service and value-added reseller" and distributor of software developed by third parties, resells Digital network computer systems and components on a value-added basis and manages VAR and distribution channels in the United States, Europe, and Southeast Asia. The Company offers a wide range of desktop, workstation, client/server and centralized computing software, systems and peripheral equipment, as well as channel management and support services for both domestic and international clientele in a wide variety of industries and computing environments, including UNIX, Windows NT and Digital OpenVMS.

BACKGROUND

    The Company was incorporated in the State of Utah in May 1969 for the purpose of mineral exploration and development. From 1974 until April 1996, the Company operated as Amacan Resources Corporation and was almost exclusively engaged as a participant with others in oil and gas exploration and development. On April 18, 1996, the Company consummated the Share Exchange by which the Company acquired all the issued and outstanding capital stock of the Spire Companies in exchange for the issuance to the Spire Stockholders of a number of shares of Common Stock equal to approximately 90% of the number of issued and outstanding shares of Common Stock immediately after the consummation of the Share Exchange. See "The Company" and "Recent Developments--Share Exchange." Effective May 1, 1996, the Company divested itself of all oil and gas interests. The Company does not intend to participate in any oil and gas operations in the future. See "Business--Oil and Gas Operations."

THE INDUSTRY

    Technological advances in the computer industry continue to create increasingly smaller, faster and less costly computing solutions. The result is that, while some users continue to need and utilize mainframe technology, the largest and fastest growing segment of the computing marketplace is mid-range, mid-sized computing equipment for government, education and business users, and smaller, consumer-oriented equipment, including personal computers.

    With the proliferation of these new systems, particularly in the mid-range market, there has been a proliferation of new computer operating systems designed for these specialized machines. Like the well-recognized "operating systems" or "platforms" for PCs (MS-DOS, Windows, and Windows 95 developed by Microsoft Corporation ("Microsoft"), IBM's OS/2, and the operating systems developed for Apple Computer Inc. ("Apple")), the mid-range market utilizes a series of unique operating system platforms. These platforms include Digital's VMS and Open VMS operating systems, a variety of UNIX operating systems which have been separately developed by many different manufacturers, and Microsoft's new Windows NT.

    Computer application software products (such as wordprocessors, spreadsheets, management tools, and other types of programs) are typically designed for use on only one operating system. They generally cannot operate on other platforms without making extensive and often costly modifications to the original programming code. As a result of the complexity inherent in a market which utilizes a wide variety of hardware and software systems, as well as the changing needs of buyers of such products, the Spire Companies were formed to serve the role of an "integrator" of solutions for the full range of mid-range hardware and software users in government, education, and business environments. The Company has reviewed the hardware and software being offered by current manufacturers, compared the various competing products, and elected to represent and sell those software and hardware systems which the Company considers to be the finest products available on a stand-alone basis, but which are also capable of being integrated with the other software and hardware product needs of its customers. Accordingly, the Company is principally a sales and technical support organization for third-party products which its employees have tested and, if necessary, adapted for cross-operating system operation so that its customers can obtain the benefits of products that function well together in an often heterogeneous systems environment.

SALES AND DISTRIBUTION

    The Company markets its products and services domestically through a direct sales force of 40 representatives based in Utah and North Carolina, as well as through a team of distributors and resellers operating in the U.S., Canada, Europe and Southeast Asia managed by DewPoint. Arrangements with manufacturers, resellers and authorized distributors are an increasingly important part of the Company's focus on providing complete solutions to its customers and expanding distribution of its products and services through indirect channels to domestic and international customers.

PRODUCTS

    OVERVIEW. Through Spire Technologies, the Company strives to fill the computer needs of its customers by providing a combination of integrated software packages from different manufacturers and technical support for such products, including office automation, system management, performance, and Internet security solutions. The Company is the licensing and support organization for cross-platform compatible VMS and OpenVMS versions of WordPerfect, WP Office, and Lotus 1-2-3. Spire Systems is an authorized VAR of hardware and components manufactured by Digital, and provides its customers with desktop integration and system hardware. The Company endeavors to meet the specialized mid-range computing needs of government, education, and corporate organizations worldwide by providing networking expertise in integrating multi-vendor networks, network consulting with respect to connectivity, compatibility, inter-operability and management of the end-user's local area network ("LAN"), installation of the end-user's LAN, including interface hardware and software, and timely and professional technical support.


    SOFTWARE. Spire Technologies designs, develops, acquires from third parties and distributes under license, or acts as a reseller for, various software products for use on Digital computer operating systems, and computer operating systems such as UNIX and Windows NT developed by other vendors. In July 1996, Spire Technologies entered into an Exclusive License and Technical Assistance Agreement with ASI, pursuant to which the Company acquired the exclusive rights to use, develop and sublicense the SYSMON and other ASI software products in North and South America. See "Recent Developments--Australian Software Innovations" and "Network Management and Performance."


    Office Automation. Under licenses from Corel, Lotus and Novell, the Company has obtained the right to create derivative works of the source code for WordPerfect, Lotus 1-2-3 and WP Office (a.k.a. Groupwise) with ownership of such derivative works remaining in the licensors. The Company's engineers have developed, and the Company now markets, these software solutions for the OpenVMS operating platform. The Company also markets these same office automation products (developed by third parties) for UNIX, Digital UNIX, MS-DOS and Windows 95 operating platforms. Because of the wide variety of computing platforms used today in many organizations, management believes the ability of the Company to offer powerful office tools which provide cross-platform compatibility and user familiarity is important in assisting customers to create effective corporate standards. The Company also offers other third-party office automation products. The following paragraphs describe the office automation products currently offered by the Company:

    - WORDPERFECT (COREL). WordPerfect for OpenVMS systems is one of the leading word processing programs, and Digital's word processing application of choice for OpenVMS users. Powerful word processing tools, graphics integration and drawing capabilities, flexible tables, an equation editor and cross-platform file compatibility have earned WordPerfect nine TARGET AWARDS for best word processing software.

    - LOTUS 1-2-3 (LOTUS). Lotus 1-2-3 for OpenVMS provides users with spreadsheet tools combined with the power and resources of an OpenVMS environment. The Company believes features such as three dimensional worksheets, cross-platform file compatibility, high impact business graphics, and presentation quality output capabilities make Lotus 1-2-3 the preferred spreadsheet application for OpenVMS environments.

    - FAX SR. (OMTOOL, INC.). Fax Sr. enterprise server sends and receives faxes directly from within WordPerfect, or almost any other OpenVMS application, as easily as printing a document or receiving a mail message. Faxes are sent directly to a recipient's fax machine via a server's modem, and can include text, pictures, graphics, scanned images, logos, cover sheets, and special characters. Clients are available for Windows, Mac, Windows NT, MS-DOS, and Motif users.

    - WP OFFICE (NOVELL, INC.). WP Office is an office automation package which provides electronic mail, personnel and resources scheduling, a floating calendar and planner, a multi-function calculator, a customizable database notebook and a file manager. Each component is integrated through a flexible shell menu which allows users to switch between programs and launch non-WordPerfect programs with a single keystroke.

    System Security. The Company offers a range of third-party UNIX and OpenVMS operating system security products. These security software tools are designed to protect an organization's computer network from unauthorized external access, such as from the Internet, user monitoring, auditing and logging, authorization and access control, message integrity and confidentiality protocols, and automated system security analysis, reporting and correction tools. System security products offered by the Company include the following:


    - THE BORDERWARE FIREWALL SERVER (SECURE COMPUTING CORPORATION). The BorderWare Firewall Server provides comprehensive gateway services while maintaining security for organizations connecting to the Internet (and other TCP/IP networks). Virtual Private Networks (VPN) can be created using BorderWare's "IPSEC" encryption capability, and Secure Public Servers can be setup on BorderWare's Secure Server Network. BorderWare combines Internet application-level servers (like Worldwide Web ("Web"), electronic mail ("E-Mail"), NEWSGROUPS ("News") and File Transfer Protocol ("FTP") with a transparent IP Firewall, and uses its knowledge of application processes and protocols to examine, control, audit and validate network traffic to and from the trusted network at both the packet and connection level. The BorderWare Firewall Server has been promoted as a one-stop solution to a complete and secure Internet gateway.


    - WEBTRACK (SECURE COMPUTING CORPORATION). WebTrack controls Internet usage based on duration of sessions or actual sites visited. WebTrack restricts access to sites containing undesirable or inappropriate content so the Internet can be used to increase productivity, not detract from it. Its customizable site list is updated daily, with sites listed into one of sixteen different categories, including gambling, sports, criminal skills, humor, sex, hate speech, job search, and entertainment. With WebTrack on-line, companies can protect their organizations from lost productivity and liability without eliminating the Internet as a valuable business tool.

    - INTERSCAN VIRUSWALL (TREND MICRO, INC.). InterScan VirusWall detects and eliminates viruses attached to Web, FTP, and E-Mail traffic at the Internet gateway in real time--before they reach the network. InterScan VirusWall currently detects more than 6,000 known viruses. Using a flexible central management interface, organizations can administer Internet activity, isolate viruses before they reach the LAN--even those hidden in other files, including compressed or encoded formats such as ZIP, UUENCODE, and MIME, and identify the origin of infected files for future reference, to prevent down time and loss of critical data and systems due to virus infection.

    - KBLOCK (RAXCO, INC.). KBLock lets users lock their unattended, logged-in terminals to make them unavailable to unauthorized users. It can also automatically lock and remove idle processes when they have been inactive for a prescribed period of time.

    Storage Management. The Company offers third-party media management and remote device access products including media libraries, backup and restoration applications, and data recovery solutions, including the following:

    - THRUWAY AND THRUNET (SOFTWARE PARTNERS/32, INC.). THRUway and THRUnet are remote device access tools which bridge the gap between remote OpenVMS and UNIX systems and a central site. They simplify file access and provide easy and direct management, backup and restoration of remote data to and from an organization's central system.

    - TAPESYS (SOFTWARE PARTNERS/32, INC.). TAPESYS is a tape management system which gives organizations complete control of their OpenVMS libraries, including magnetic tapes, optical disks and super-high-density cartridges. TAPESYS also automates backup scheduling and keeps an on-line directory of backed-up files for easy restoring.

    - RAXMASTER (RAXCO, INC.). RaxMaster is a comprehensive OpenVMS performance solution combining PerfectDisk, PerfectTune, PerfectCache and I/O Monitor into an integrated performance enhancing tool. Whether problems are due to CPU, files, resource allocation, memory, or I/O, RaxMaster provides proactive, multi-function performance solutions to help organizations utilize their existing systems.

    - STORAGECENTER (SOFTWARE PARTNERS/32, INC.). StorageCenter provides comprehensive system backup, media management and administration, archiving, and restore functions for multi-vendor computing environments. StorageCenter works across a mix of UNIX and Windows NT environments.

    - PERFECTFILE (RAXCO, INC.). PerfectFile improves system performance by reducing the internal fragmentation of RMS indexed files. It identifies those files in need of reorganization, determines the optimal File Definition Language ("FDL") parameters settings, and restructures them. PerfectFile is useful for sites with large databases or transaction-processing applications prone to performance degradation due to defragmentation.


    - ULTRADISK (RAXCO, INC.). UltraDisk allows system managers to safely move and defragment open files while they are being read or written to by users. PerfectDisk and UltraDisk make fragmented files contiguous, consolidate free disk space, and place files to minimize seek time and head movement. UltraDisk requires no modifications to existing applications, and features both a Digital Command Language ("DCL") and Menu interface.


    User Training and Support. The third-party software solutions offered by the Company for training and support allow customers to track user problems and establish interactive links between the terminals of trainers and users. From the trainer's keyboard, the trainer may intervene, create log files of sessions and conduct local and remote product training for groups of users. The following user-training and support products are offered by the Company:

    - CONTRL AND CLYDESUPPORT (RAXCO, INC.). Contrl and ClydeSupport are integrated user-support tools for training, monitoring and assisting OpenVMS users. Utilizing these tools, the customer can monitor users' terminals, establish interactive links between terminals, create log files of sessions, communicate with and transfer files to sites not connected by DECnet, and create and run multiple interactive terminal sessions simultaneously.

    - PC-DUO (VECTOR NETWORKS LIMITED). PC-Duo is a remote control software solution that returns control of distributed PC users to the customer. The customer can conduct interactive on-line conversations or training sessions, provide immediate on-line help, perform file transfers across networks and monitor user productivity.

    - LANUTIL (VECTOR NETWORKS LIMITED). LANutil is the only OpenVMS based system designed for complete remote PC LAN management. It can automate LAN management policies and procedures through: facilitating OpenVMS backups and restores, managing hardware and software inventories, standardizing PC configurations and centralizing LAN software distribution. LANutil for NT features a 32-bit graphical user interface ("GUI") which acts as a front end to the OpenVMS host, making LANutil a full client/server product. This gives organizations the flexibility to select a mix of OpenVMS and NT back-end hosts that best serves their users' environments.


    Network Management and Performance. The third-party software offered by the Company relative to system performance management allows customers to monitor systems, databases, events and remote nodes to manage performance tuning, capacity planning, saturation analysis, bench marking and resource accounting from a central site. This performance management is conducted in real-time interactive or background modes, across a wide array of UNIX and database environments. The Company offers the following management and performance products:

    - OPENAVIATOR (ASI). Open Aviator is a modular system availability and analysis utility which provides system administrators with the ability to immediately access and analyze the events which affect the availability of computing resources. Easy to understand meters, graphs, and charts enhance an organization's ability to anticipate critical system events, manage system resources, and resolve problems and bottlenecks on their heterogeneous UNIX and NT systems before they occur. Available modules include:


       - COPILOT is an interactive system monitoring, critical analysis, and management tool designed to provide organizations with real-time information about the ongoing availability of their systems and applications data. Its advanced MAPS GUI interface provides organizations with at-a-glance feedback about their systems, letting them intelligently and accurately correct those conditions which affect the availability of their computing resources.


       - AUTOPILOT runs in the background, monitoring and logging key system, database, and application activities. Its definable monitors can be set to automatically watch for events, trigger alarms, and activate scripted event interventions, problem resolutions, and actions.

       - NAVIGATOR is launched from CoPilot and AutoPilot to retrieve the critical information gathered by OpenAviator's data collectors and customizable third-party application connections. This information is fed into CoPilot and AutoPilot's graphical analysis modules to provide users with real-time and/or recorded data and information.


       - DATA COLLECTORS are customizable data collection interfaces which gather critical management and availability information from all major UNIX operating systems, Windows NT, databases such as Oracle, Ingres, Informix and Sybase, and a growing list of third-party applications. This information can be gathered in either real-time or background modes, and is used by CoPilot and AutoPilot for critical data analysis and management.


       - CONTROL TOWER reduces data vulnerability, security risk, and resource degradation caused by unattended station and session inactivity. Control Tower provides login session monitoring coupled with warning messages and definable automatic logout procedures.

       - FLIGHTLOG tracks computing resource usage by department, group or individual for accurate charge-back accounting, capacity planning and resource growth analysis.


    - POLYCENTER CAPACITY PLANNER (DIGITAL). POLYCENTER is a critical planning and evaluation tool which helps organizations plan accurately for future resource expansion in their dynamic, heterogeneous computing environments. Workload and "what-if" analysis tools allow for accurate determination of current resource limitations and cost justification for additional systems or peripherals as resource demands change.

    - ENSIGN R3 (BOOLE & BABBAGE). Ensign R3 provides distributed system administration and centralized control for UNIX and Windows NT. Ensign automates and simplifies system administration tasks, eliminates repetitive administrative activities, reduces reactive tasks through a surveillance and recovery facility and permits delegation of routine processes to others. Administrative tasks are managed through a GUI interface, eliminating the need to learn different UNIX syntax and commands.

    - PATHWORKS (DIGITAL). PATHWORKS allows users to share applications, information, and large system resources within OpenVMS, UNIX, Windows, MS-DOS and Mac environments. It provides users with LAN Manager file and print services, compatibility with network systems of Novell, E-Mail communications, security for PC files, LAN and Wide Area Network ("WAN") capabilities and a host of network management and integration tools.


    - XJET AND XCONNECT (XCD CORPORATION). XJet and XConnect are Ethernet print servers which allow users of all six major network operating systems to share printer resources simultaneously. Users on Digital, UNIX, Novell and Apple networks can all print jobs to the same printer as if it were connected directly to their computers--without any modification to application programs. Concurrent support for LAN Manager, LAN Server and Banyan VINES is also available.


    HARDWARE. Spire Systems is an authorized VAR for Digital, and provides its customers with desktop integration, system and networking hardware, and Digital Services solutions. Spire Systems is licensed to sell Digital's 64-bit reduced instruction set computing (RISC) architecture known as "Alpha", which is designed to support multiple operating systems. Through Spire Systems, the Company offers Digital's line of Alpha-based products ranging from chips and boards to high performance workstations and servers. Alpha supports three major operating systems: Digital's 64-bit UNIX operating system, Digital's OpenVMS operating system and Microsoft's Windows NT operating system. The Alpha-based systems include high performance database servers and workstations. Spire Systems also offers and sells Digital's VAX computer systems, components and Intel-based personal computer systems, as well as peripherals manufactured by Digital and other entities, including magnetic disk drives, tape drives, solid state disk and in-film heads, video terminals, printers and network components.

    TECHNICAL SERVICES AND SUPPORT. The Company provides technical consulting, systems integration and product support services to help its customers plan, implement and manage their information technology solutions. The Company's services include maintenance and support services for Company software solutions, as well as third-party products sold by the Company; information systems consulting; technical and application design services; education and training services; systems integration and project management services; network design and support services; and outsourcing and resourcing management services.

COMPETITION


    The information technology industry is highly competitive, international in scope, and comprised of many companies. The methods of competition include, but are not limited to, marketing, product performance, price, service, technology and compliance with various industry standards. Present and potential competition in the various markets served by the Company comes from firms of various sizes and types, many of which are larger and have greater resources than the Company. Firms not now in direct competition with the Company may introduce competing products in the future. It is possible for companies to be at various times competitors, customers and collaborators of each other in different markets.


MATERIALS

    The Company is solely dependent on Digital and authorized distributors of Digital products for its supply of hardware. In addition, the Company obtains software from numerous third-party vendors, many of which are the sole sources for such software. The Company then incorporates the various hardware, peripheral and software components into an integrated system for on-site installation at each customer's location. If one of the Company's third-party vendors of either hardware or software were to become unavailable to the Company, management believes that the Company would be able to obtain competing and alternate sources of supply of similar but not identical products. Nonetheless, the failure of such suppliers to deliver such items on a timely basis could adversely affect the operating results of the Company until alternative sources of supply could be arranged. Also, if any of the license agreements relating to the office automation products developed by the Company were to be terminated, the operating results of the Company could also be adversely affected.


SIGNIFICANT CUSTOMERS


    Although the Company sells to many customers involved in certain industries such as government and education which, if aggregated, would result in sales to a particular industry of more than ten percent, there is no single customer to which sales by the Company in the aggregate amount exceed ten percent of the Company's consolidated revenues. Accordingly, Company management believes that the loss of any single customer would not have a material adverse effect on the Company taken as a whole.


PATENTS AND PROPRIETARY TECHNOLOGY

    The Company does not own any patents nor has it filed any patent applications relating to its products. The Company has a limited number of copyrights and has obtained licenses to create derivative works relative to copyrights owned by third parties. The ownership of such derivative works vests in the licensor. The Company is also seeking tradename and trademark protection for certain of its names and marks. Management does not believe that any particular patent or group of patents, copyrights, trademarks, or tradenames is of material importance to the business of the Company as a whole.

RESEARCH AND DEVELOPMENT

    The Company competes in an industry which is characterized by rapid technological change. Historically, neither the Company nor the Spire Companies (prior to the consummation of the Share Exchange) have incurred significant expenses for research and development. Management anticipates that it will begin investing in research and development during the 1997 fiscal year to maintain and strengthen its competitive position. Management does not anticipate that research and development expense will exceed five percent of the Company's gross revenues for the fiscal year ending March 31, 1997.

OIL AND GAS OPERATIONS

    Prior to the consummation of the Share Exchange, the Company had operated almost exclusively since 1974 as a participant with others in oil and gas exploration and development. The Company's principal assets during this period were working interests in producing oil and gas wells and options or rights to participate in the drilling of additional wells. During this period, the Company participated almost exclusively with an independent operator, Luff Exploration Company ("Luff Exploration") of Denver, Colorado, in its exploration activity. From 1974 to April 1996, the Company participated with Luff Exploration in drilling a total of 122 wells, 31 of which were productive as of April 1996. Of the 122 wells, 50 were exploratory wells and 72 were developmental wells. During its participation with Luff Exploration, the Company farmed out its interests for drilling by other companies, at their expense, in a total of 28 additional wells, one of which was productive as of April 1996. Effective May 1, 1996, the Company transferred to a group of purchasers, including Kenneth D. Luff, President of Luff Exploration and a former director of the Company, all of the Company's oil and gas interests in exchange for the payment of $197,000. The Company does not intend to participate in any oil or gas operations in the future.

EMPLOYEES


    As of October 31, 1996, the Company had approximately 76 total employees, approximately 64 of which were full-time employees. Competition for qualified personnel in the computer industry is intense. The future success and growth of the Company will depend in large measure upon its ability to attract and retain qualified management and technical personnel. Failure of the Company to attract and retain key management and technical personnel and qualified personnel required to continue the Company's operations could have a material adverse impact on the Company. None of the Company's employees is represented by a labor organization with respect to his or her employment with the Company, the Company has never had a work stoppage, and the Company considers its employee relations satisfactory.


FACILITIES

    The headquarters and research and development facilities of the Company are located at 311 North State Street, Orem, Utah. The Company owns a 5,200 square foot building, subject to encumbrances of $121,236 and $100,933 at June 30, 1996, which bear interest at rates of 8.25% and 8.70%, respectively. In addition, the Company occupies 17,500 square feet of contiguous space under two leases of one year and two years, respectively, both subject to options to extend the terms thereof for an additional five lease periods of one year each. The monthly base rents of these leases are $5,500 and $4,675, respectively, subject to adjustment during the renewal periods. Company management believes these contiguous facilities are suitable and adequate to meet the anticipated needs of the Company for the current fiscal year. Management anticipates that continued growth of the Company will necessitate acquisition of additional office space in the future.

LEGAL AND ADMINISTRATIVE PROCEEDINGS


    There are currently no material pending or, to the knowledge of the Company, threatened legal proceedings, other than ordinary, routine litigation incidental to the business of the Company, to which the Company is a party or to which any of its property is subject.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below is certain information regarding the executive officers and directors of the Company:


NAME                                      AGE                             POSITION                         DIRECTOR SINCE
------------------------------------      ---      ------------------------------------------------------  ---------------

Gary B. Godfrey.....................          36   Chairman of the Board and Chief Executive Officer               1996

Robert K. Bench.....................          46   President, Chief Financial Officer and Director                 1996

Brian W. Braithwaite................          35   Secretary, Treasurer and Director                               1996

William A. Fresh....................          67   Director                                                        1996

Eng H. Lee..........................          36   Director                                                        1996

Sherman H. Smith....................          51   Director                                                        1996


    All directors are elected to one-year terms yearly at the annual meeting of shareholders. All officers serve at the discretion of the Board of Directors.

    GARY B. GODFREY serves as Chairman of the Board and Chief Executive Officer of the Company pursuant to his appointment as such following consummation of the Share Exchange in April 1996. Mr. Godfrey has been President and a director of Spire Technologies since its organization in 1986, exercising primary responsibility for financial management, marketing and personnel. Mr. Godfrey has been President and a director of Spire Systems since 1992.

    ROBERT K. BENCH serves as President, Chief Financial Officer and a director of the Company pursuant to his appointment as such following consummation of the Share Exchange in April 1996. In addition, he continues to serve as the Chief Financial Officer and a director of Spire Technologies, and as the Chief Financial Officer and a director of Spire Systems, positions to which he was appointed in January 1996. Mr. Bench served as the Chief Financial Officer for CerProbe Corporation ("CerProbe"), a publicly-held corporation which manufactures products for the semi-conductor industry, from April 1995 through February 1996. CerProbe acquired, through a merger, Fresh Test Technology Corporation ("Fresh Test") in April 1995. Mr. Bench was President of Fresh Test from April 1993 to the time of the merger. From 1991 through 1993, Mr. Bench served as Vice President and Chief Operating Officer for Fresh Technology Company, an affiliate of Fresh Test. From 1986 through 1991, Mr. Bench served as Vice President and Chief Financial Officer at Clyde Digital Corporation, a private company engaged in computerized software engineering.

    BRIAN W. BRAITHWAITE is Secretary, Treasurer and a director of the Company, and has so served since consummation of the Share Exchange in April 1996. Mr. Braithwaite has been Vice President, Secretary, Treasurer and a director of Spire Technologies since its inception in 1986. Mr. Braithwaite has also served as Vice President, Secretary, Treasurer and a director of Spire Systems since 1992.


    WILLIAM A. FRESH is a director of the Company pursuant to his appointment as such following consummation of the Share Exchange. Mr. Fresh also serves as Chairman of the Board and Chief Executive Officer of Magellan Technology, Inc. ("Magellan"), a publicly-held corporation engaged in the business of providing image-based data entry services. Mr. Fresh founded EFI Electronics Corporation ("EFI"), a manufacturer and marketer of surge suppression equipment for computer, industrial, medical and telecommunication devices, in 1981 and subsequently served as its chairman and president until 1986. Mr. Fresh is currently president, chairman and owner of Orem Tek Development Corporation, a consulting and business park development corporation. In addition, Mr. Fresh has served as a director of CerProbe since April 1995. Mr. Fresh co-founded Fresh Test and served as its chairman and Chief Executive Officer from January 1986 through March 1995.

    ENG H. LEE serves as a director of the Company pursuant to his appointment as such by the Board of Directors in September 1996, to fill a vacancy created by the resolution of the Board of Directors to increase the number of directors of the Company. Mr. Lee is the founder and Managing Director of ASI, a position he has held since 1987. See "Recent Developments--Australian Software Innovations" and "Certain Relationships and Related Party Transactions."



    SHERMAN H. SMITH serves as a director of the Company, and has done so since consummation of the Share Exchange in April 1996. Pursuant to the terms of the Exchange Agreement, Mr. Smith was designated by the Board of Directors of Amacan to serve as a director of the Company upon consummation of the Share Exchange; however, no arrangement or understanding exists whereby Mr. Smith must be retained as a director. Mr. Smith, a certified public accountant, is engaged in the practice of accounting with the accounting firm of Schmitt, Griffiths, Smith & Co. in Ogden, Utah, with which he has practiced accounting since 1974.


EXECUTIVE COMPENSATION

    The following table sets forth the compensation for each of the last three fiscal years, for services rendered to the Company by any individual who served as the Company's Chief Executive Officer at any time during the 1996 fiscal year (collectively, the "Named Executive Officers"). No executive officer of the Company was paid in excess of $100,000 in salary and bonus by the Company during the fiscal year ended April 30, 1996. The following table does not reflect compensation paid to Gary B. Godfrey or any other executive officer of the Company by Spire Technologies and Spire Systems prior to the consummation of the Share Exchange.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM COMPENSATION
                                                                                         -----------------------------------
                                                     ANNUAL COMPENSATION                          AWARDS            PAYOUTS
                                       ------------------------------------------------  ------------------------  ---------
                                                                          OTHER ANNUAL   RESTRICTED   SECURITIES     LTIP
                                       YEAR ENDED    SALARY      BONUS    COMPENSATION      STOCK     UNDERLYING    PAYOUTS
NAME AND PRINCIPAL POSITION             APRIL 10,      ($)        ($)          ($)       AWARDS ($)   OPTIONS (#)     ($)
-------------------------------------  -----------  ---------  ---------  -------------  -----------  -----------  ---------
Tad M. Ballantyne....................        1996      10,008          0            0             0            0           0
  Former President and Chief                 1995      10,000          0            0             0            0           0
    Executive Officer                        1994           0          0            0             0            0           0

Gary B. Godfrey......................        1996       2,692          0            0             0            0           0
  Chief Executive Officer                    1995           0          0            0             0            0           0
                                             1994           0          0            0             0            0           0


                                         ALL OTHER
                                       COMPENSATION
NAME AND PRINCIPAL POSITION                 ($)
-------------------------------------  -------------
Tad M. Ballantyne....................            0
  Former President and Chief                     0
    Executive Officer                            0
Gary B. Godfrey......................            0
  Chief Executive Officer                        0
                                                 0

EMPLOYEE BENEFIT PLANS

    STOCK OPTION PLAN. The Board of Directors adopted the Option Plan effective as of January 31, 1996. As part of the Share Exchange, the Company's shareholders approved the Option Plan on April 18, 1996, and the Company has substituted options to purchase shares of the Common Stock pursuant to the Option Plan for each outstanding option to purchase shares of the Spire Technologies Common Stock pursuant to the Spire Option Plan. The Option Plan is designed to promote the long-term success of the Company and the creation of incremental stockholder value by (a) encouraging directors and key employees of the Company and its subsidiaries to focus on critical long-range objectives, (b) encouraging the attraction and retention of key employees with exceptional qualifications, and (c) linking the interests of key employees of the Company directly to stockholder interests through increased stock ownership. Awards under the Option Plan may be in the form of stock options, stock appreciation rights ("SARs"), restricted shares of

Common Stock or stock units, commonly known as phantom stock awards. The Option Plan is administered by a committee (the "Option Plan Committee") of two or more disinterested directors appointed by the Board of Directors. The Option Plan Committee is presently composed of the Compensation Committee of the Board of Directors. As of October 31, 1996, the Company had granted options for the purchase of 656,185 shares of Common Stock under the Option Plan. The following description of the Option Plan does not purport to be complete and is qualified in its entirety by reference to the full text thereof.


    Grants under the Option Plan may be made to directors, executive officers and key employees of the Company who are expected to make significant contributions to the Company. Except with respect to the annual grant of options to non-employee directors described below, the Option Plan Committee, in its sole discretion, determines the number and type of awards granted to a participant under the Option Plan, and the terms and conditions of such award, including any vesting conditions. The Option Plan specifically provides for an initial grant to each non-employee director of the Company of 5,000 options upon election or appointment as a director of the Company (which options vest in increments of 1,667 options over a three-year period) and an annual grant to each non-employee director of 2,000 options which are immediately exercisable at the fair market value of shares of Common Stock on the date of grant. The Option Plan provides that up to 1,000,000 shares of Common Stock are available for issuance thereunder, and that no participant may receive awards for more than an aggregate of 200,000 options, restricted shares or stock units in any single calendar year.

    Options may be incentive stock options, as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as nonstatutory stock options. The exercise price of an option may not be less than the fair market value of a share of Common Stock on the date of the grant. The Committee may grant SARs in tandem with any option granted in an amount equal to or less than the number of options so granted. Generally, SARs may be exercised at any time after the underlying option vests. Upon exercise, each SAR entitles a participant to receive from the Company a payment equal to the excess of the fair market value of a share of Common Stock, determined at the time the SAR is exercised, over the exercise price of the related option. At the discretion of the Committee, payments may be made in cash, shares of Common Stock or a combination thereof.


    EMPLOYEE STOCK PURCHASE PLAN. On April 18, 1996, the Board of Directors of the Company adopted the Stock Purchase Plan and reserved 200,000 shares of Common Stock for possible future issuance to employees of the Company and other individuals thereunder. The shareholders of the Company ratified and approved the adoption of the Stock Purchase Plan on September 10, 1996. The purpose of the Stock Purchase Plan is to provide a method whereby employees of the Company and certain of its subsidiaries, except for employees who own beneficially five percent or more of the voting stock of the Company, may acquire a proprietary interest in the Company through the purchase of shares of Common Stock. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The Stock Purchase Plan is administered by a committee (the "Purchase Plan Committee") of no fewer than two members of the Board of Directors. The Purchase Plan Committee is presently composed of the Compensation Committee of the Board of Directors. As of October 31, 1996, the Company had sold 10,541 shares under the Stock Purchase Plan. The following description of the Stock Purchase Plan does not purport to be complete and is qualified in its entirety by reference to the full text thereof.


    The Stock Purchase Plan provides for a series of six semi-annual offerings commencing on April 1 and October 1, respectively, in each of the years 1996 through 1998, and terminating on the succeeding September 30 and March 31, respectively; provided, however, that the initial offering under the Stock Purchase Plan was deemed to have commenced on April 18, 1996, the effective date of the Stock Purchase Plan. On the applicable offering commencement date, a participating employee will be deemed to have been granted an option to purchase, on the offering termination date, a maximum number of shares of Common Stock determined by multiplying 15% by the employee's projected base pay for the offering period, and dividing by 85% of the fair market value of Common Stock on the applicable offering commencement date. No employee will be granted an option which permits him or her to purchase in excess of $25,000 of Common Stock per calendar year.


    The price per share of Common Stock paid by participants under the Stock Purchase Plan is the lesser of (a) 85% of the fair market value of the Common Stock on the applicable offering commencement date or (b) 85% of the fair market value of the Common Stock on the applicable offering termination date. The exercise price is payable through payroll deduction from an employee's compensation (beginning with the commencement of the second offering on October 1, 1996) or by delivering payment of the exercise price to the Company prior to the offering termination date.


COMPENSATION OF DIRECTORS

    The directors of the Company are not presently compensated for attendance at board and committee meetings. All directors are reimbursed for expenses in connection with attendance at Board and committee meetings. The Compensation Committee of the Board is currently reviewing and preparing proposals relating to director compensation for submission to the Board.

EMPLOYMENT ARRANGEMENTS

    In connection with the appointment of Messrs. Godfrey and Bench as executive officers of the Company, the Company and Messrs. Godfrey and Bench agreed that the Company will pay to Messrs. Godfrey and Bench, as aggregate compensation for their services to the Company and its subsidiaries, the annual amount of $125,000 each. The Company has also agreed to pay to each of Messrs. Godfrey and Bench the annual amount of $10,000 to fund insurance policies maintained by Messrs. Godfrey and Bench. The Company has no plans or arrangements with any officer or director whereby any such person would obtain remuneration in connection with the resignation, retirement or other termination of his employment. Likewise, the Company has no remunerative plans or arrangements covering any officer or director that would arise from a change in control of the Company or a change in the individual's responsibilities following a change in control of the Company. The Company is not currently the owner or beneficiary of any life insurance policies on any of its officers or key employees.

COMMITTEES AND MEETINGS

    The Board of Directors has formed a standing Audit Committee, the members of which are Sherman H. Smith and William A. Fresh. Prior to the Share Exchange, the Audit Committee was comprised of Lamar H. Holley and Tad M. Ballantyne, and did not hold any meetings during the fiscal year ended April 30, 1996. The Audit Committee's functions include the recommendation of the Company's independent auditor and the review of the Company's internal accounting and financial practices and controls and all services performed by the Company's independent auditor.

    The Board of Directors also has formed a standing Compensation Committee comprised solely of non-employee directors, the members of which are Sherman H. Smith and William A. Fresh. The Compensation Committee currently serves as the Option Plan Committee and the Purchase Plan Committee pursuant to the Option Plan and the Stock Purchase Plan, respectively. Prior to the Share Exchange, the Board of Directors had not formed a standing Compensation Committee.

    Prior to the Share Exchange, the Board of Directors was comprised of Tad M. Ballantyne, Lamar H. Holley, Russell G. Holley and Kenneth D. Luff. Lamar H. Holley and Russell G. Holley are brothers. Upon the completion of the Share Exchange on April 18, 1996, Messrs. Godfrey, Bench, Braithwaite, Smith and Fresh were appointed as directors of the Company and Messrs. Ballantyne, Holley, Holley and Luff resigned as directors of the Company as contemplated by the Exchange Agreement. See "Recent Developments--Share Exchange." During the fiscal year ended April 30, 1996, there were three meetings held by the Board of Directors. No director attended fewer than 75% of the total number of meetings of the Board and of the committees on which he served. The Company does not maintain a standing nominating committee of the Board of Directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Bylaws contain certain provisions which provide for the indemnification of the Company's directors and officers against expenses, including attorney's fees, judgments, fines and amounts paid in settlement incurred by a director or officer in connection with any threatened, pending or completed action, suit or proceeding arising from his or her service to or for the benefit of the Company and to which he or she is made a party. At present there is no pending litigation or proceeding involving any director or officer of the Company where indemnification will be required or permitted under the Company's Bylaws. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification. The Company currently maintains no policy of director's and officer's liability insurance.

    The Company believes that the indemnification of its directors and officers will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the provisions described above, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    During the fiscal year ended April 30, 1996, the Company paid approximately $58,100 to Luff Exploration for the Company's share of expenses associated with the production of oil and gas. Such expense was allocated based on the Company's interest in each oil or gas well. The President and principal shareholder of Luff Exploration is Mr. Kenneth D. Luff, who was a director of the Company until the consummation of the Share Exchange.


    On September 10, 1996, the Board appointed Mr. Eng H. Lee to serve as a director of the Company. Mr. Lee is the record owner of fifty percent (50%), and through his wife, Mary Lee, is the beneficial owner of one hundred percent (100%), of the capital stock of Kilat, the sole shareholder of ASI. Mr. Lee also currently serves as the Managing Director of Kilat and ASI. Effective July 1, 1996, the Company, through Spire Technologies, entered into the ASI License Agreement with ASI, pursuant to which the Company obtained the ASI License, paid ASI a license fee in the amount of $550,000 and agreed to pay certain royalties to ASI. On September 10, 1996, the Company entered into the ASI Option Agreement with ASI, Kilat and Mr. and Mrs. Lee, pursuant to which the Company obtained the ASI Option to acquire all or any portion of the assets of ASI, paid to ASI an option purchase payment in the amount of $130,000 and will make available to ASI the ASI Credit Facility in an amount not to exceed $200,000. See "Recent Developments--Australian Software Innovations."

                       PRINCIPAL AND SELLING SHAREHOLDERS


    The following table sets forth information as of October 31, 1996 with respect to the beneficial ownership of shares of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director and current Named Executive Officer (see "Management--Executive Compensation"), by each shareholder of the Company electing to offer or sell shares of the Common Stock offered hereby (collectively, the "Selling Shareholders") and by all directors and officers as a group. Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated. The percentages set forth below have been computed based on the number of outstanding securities, excluding treasury shares held by the Company, which was 4,347,914 shares of Common Stock as of October 31, 1996.



                                                     BENEFICIAL OWNERSHIP AS OF                  BENEFICIALLY OWNED AFTER
                                                       OCTOBER 31, 1996 SHARES       NUMBER OF         OFFERING (2)
                                                   -------------------------------    SHARES     ------------------------
                                                        NUMBER                         BEING       NUMBER
NAME AND ADDRESS OF BENEFICIAL OWNER                   OF SHARES        PERCENT*    OFFERED (1)  OF SHARES     PERCENT*
-------------------------------------------------  -----------------  ------------  -----------  ----------  ------------
Gary B. Godfrey..................................    1,101,701(3)           25.3%      119,000      982,701        22.6%
  149 North 835 East
  Lindon, Utah 84042

Douglas D. Yates.................................      635,711(4)           14.6       170,000      465,711        10.7
  797 North 500 West
  Lehi, Utah 84043

Jeffrey L. Webster...............................      625,970              14.4       191,000      434,970        10.0
  465 West 320 North
  American Fork, UT 84003

Brian W. Braithwaite.............................      537,265              12.4       120,000      417,265         9.6
  1348 North 1400 West
  Provo, Utah 84604

Robert K. Bench..................................      454,261(5)           10.3             0      454,261        10.3
  626 East 1820 North
  Orem, Utah 84057

William A. Fresh.................................       99,804(6)(7)         2.3             0       99,804         2.3

Hsi-Che Chen.....................................       80,000             **           80,000            0           0

William Coffin...................................       75,000               1.7        75,000            0           0

Keith A. Cannon..................................       30,000             **           30,000            0           0

Corporation of the President of The Church of
  Jesus Christ of Latter Day Saints..............       36,000             **           36,000            0           0

Banyan Investment Company........................       20,000             **           20,000            0           0

Clemons and Leslie Walker Family Trust...........       14,000             **           14,000            0           0

Robert P. Ellis..................................       12,000             **           12,000            0           0

Ballard Investment Corporation...................       10,000             **           10,000            0           0

David M. Berkowitz IRA...........................       10,000             **           10,000            0           0

LuDene F. Dallimore IRA..........................       10,000             **           10,000            0           0

Paul N. Davis....................................       10,000             **           10,000            0           0

Howard and Beth Falco............................       10,000             **           10,000            0           0

James K. Farrelly Retirement Plan................       10,000             **           10,000

                                                     BENEFICIAL OWNERSHIP AS OF                  BENEFICIALLY OWNED AFTER
                                                       OCTOBER 31, 1996 SHARES       NUMBER OF         OFFERING (2)
                                                   -------------------------------    SHARES     ------------------------
                                                        NUMBER                         BEING       NUMBER
NAME AND ADDRESS OF BENEFICIAL OWNER                   OF SHARES        PERCENT*    OFFERED (1)  OF SHARES     PERCENT*
-------------------------------------------------  -----------------  ------------  -----------  ----------  ------------
Max C. Tanner Keogh..............................       10,000             **           10,000            0           0

James W. Loss....................................       10,000             **           10,000            0           0

Allan R. Lyons...................................       10,000             **           10,000            0           0

The Mart Warehousing and Storage, Inc............       10,000             **           10,000            0           0

Petroventure Holdings Limited....................       10,000             **           10,000            0           0

Sheldon and Janet Razin..........................       10,000             **           10,000

San Joaquin Construction Corporation.............       10,000             **           10,000            0           0

September Corporation............................       10,000             **           10,000            0           0

Andrew E. Shapiro................................       10,000             **           10,000            0           0

Lincoln F. Stock.................................       10,000             **           10,000            0           0

Clemons F. Walker................................       10,000             **           10,000            0           0

John and Carolyn Witkowski.......................       10,000             **           10,000            0           0

Wasatch Family Dental P.C. Trust.................        8,000             **            8,000            0           0

Sherman H. Smith.................................        6,360(7)(8)       **                0        6,360       **

Wayne M. Hammersly...............................        6,000             **            6,000            0           0

Hoya Investments.................................        6,000             **            6,000            0           0

John and Marilyn Chatterton......................        5,714             **            5,714            0           0

Bruce Cox........................................        5,000             **            5,000            0           0

Melvin R. Stoltz, MD Inc. Defined Benefit Plan...        5,000             **            5,000            0           0

Walfred J. and Vida Fassler......................        2,500             **            2,500            0           0

David J. Enzer...................................        2,500             **            2,500            0           0

Greg Flynn.......................................        2,500             **            2,500

Stephen L. Hunsaker..............................        2,000             **            2,000            0           0

Glenn Holley.....................................        2,000             **            2,000            0           0

Guy and Norma Ivins..............................        2,000             **            2,000            0           0

Eng H. Lee.......................................            0                 0             0            0           0

All officers and directors as a group (6
  persons).......................................    2,199,391(5)(7)        50.1       239,000    1,960,391        44.6


------------------------

* Shares of the Common Stock underlying options or other convertible securities are deemed to be outstanding for purposes of calculating the percentage of class for the owner of such securities, but not for purposes of calculating any other person's percentage ownership.

**  Represents less than 1% of the outstanding shares of Common Stock.


(1) Each Selling Shareholder reserves the right, in the sole discretion of such Selling Shareholder, to offer or sell or not to offer or sell any or all of the shares offered hereby and held by such Selling Shareholder.



(2) Assumes the sale of all shares of Common Stock offered hereby.

(3) Shares held by Gary B. Godfrey and Karie Godfrey, Trustees of the Gary B. Godfrey Family Revocable Trust dated July 1, 1993.



(4) Shares held by Douglas D. Yates and Rita S. Yates, Trustees of the Rita S. Yates Family Revocable Trust dated July 1, 1993.



(5) Includes presently exercisable options to purchase 41,829 shares of Common Stock issued to Mr. Bench under the Option Plan in connection with the Share Exchange in substitution for options to purchase shares of Spire Technologies Common Stock. See "Recent Developments--Share Exchange."



(6) Includes 20,000 shares owned of record by Mr. Fresh's individual retirement account.



(7) Includes presently exercisable options to purchase 2,000 shares of Common Stock issued to each of Mr. Fresh and Mr. Smith pursuant to the Option Plan. See "Management--Employee Benefit Plans-- Stock Option Plan."



(8) Includes 2,000 shares owned of record by the Gerald Smith Family Partnership, of which Mr. Smith is a limited partner. Mr. Smith disclaims beneficial ownership of such shares.

                              PLAN OF DISTRIBUTION

    The shares of Common Stock offered hereby will not be offered or sold through any underwriting syndicate, nor has the Company retained any underwriter, broker or dealer to facilitate the offer or sale of such shares. No underwriting commissions or discounts will be paid by the Company in connection therewith. Those Selling Shareholders electing to offer or sell shares of Common Stock offered hereby will do so through the use of brokers in private transactions. The Company will receive no proceeds from the sale of any of the shares of Common Stock offered hereby.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    The Articles authorize the issuance of eight million (8,000,000) shares of Common Stock, par value $.25 per share. As of October 31, 1996, there were 4,347,914 shares of Common Stock issued and outstanding, held by approximately 422 stockholders of record. Except as otherwise required by law, each share of Common Stock entitles the stockholder to one vote on each matter which stockholders may vote on at all meetings of stockholders of the Company. Holders of the Common Stock are not entitled to cumulative voting in the election of directors. Holders of the Common Stock do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto. Shares of Common Stock are entitled to share equally and ratably in dividends paid from the funds legally available for the payment thereof, when, as and if declared by the Board of Directors of the Company. The declaration of dividends, however, is subject to the discretion of the Board of Directors. Holders of Common Stock are also entitled to share ratably in the assets of the Company available for distribution to holders of Common Stock after payment of liabilities of the Company upon liquidation or dissolution of the Company, whether voluntary or involuntary. All the outstanding shares of Common Stock are fully paid and nonassessable.


    The Company has no present intention of paying any cash dividends on the Common Stock and plans currently to retain any earnings to finance the development and expansion of its operations. The payment of cash dividends also may be restricted by a number of other factors, including future earnings, capital requirements and the financial condition of the Company, and restrictions on the payment of dividends imposed under Utah law.

CERTAIN INDEMNIFICATION AND LIMITED LIABILITY PROVISIONS


    The Company's Bylaws provide that the Company shall indemnify all directors and officers of the Company as permitted by Utah's Corporation Act. Under such provisions, any director or officer, who in his capacity as such, is made a party to any suit or proceeding, shall be indemnified if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; provided, however, that no indemnification may be given a director or officer where the claim or liability arose out of that person's own negligence or willful misconduct, or if such person is ultimately adjudged in the proceeding to be liable to the Company or liable on the basis that he or she derived an improper personal benefit. The Bylaws and the Corporation Act further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Articles, the Bylaws, any agreement, vote of stockholders or otherwise.


    The Company currently maintains no policy of director's and officer's liability insurance for the benefit of the officers and directors of the Company.

UTAH CONTROL SHARES ACQUISITION ACT


    Utah's Control Shares Act provides that any person or entity which acquires 20% or more of the outstanding voting shares of a publicly-held Utah corporation is denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with previously issued and outstanding control shares. The shareholders of a corporation may elect to exempt the stock of the corporation from the provisions of the Control Shares Act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Neither the Company's Articles nor its Bylaws exempt the Common Stock from the Control Shares Act.

    The provisions of the Control Shares Act may discourage companies interested in acquiring a significant interest in or control of the Company from doing so.

TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for the Common Stock is Atlas Stock Transfer, Inc., 5899 South State Street, Murray, Utah 84107 (801) 266-7151.


                        SHARES ELIGIBLE FOR FUTURE SALE


    As of October 31, 1996, the Company had 4,347,914 shares of Common Stock outstanding. 1,485,656 of these shares, including 1,096,214 of the shares offered hereby, will, upon the effectiveness of the Registration Statement, be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as defined in the Securities Act and the rules and regulations thereunder) which will be subject to the resale limitations of Rule 144. The remaining 2,862,258 shares are "restricted securities" as that term is defined under Rule 144.



    In general, under Rule 144, as currently in effect, a shareholder (or shareholders whose shares are aggregated), including an affiliate of the Company, who beneficially has owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), if a period of at least three years has elapsed between the later of the date the restricted securities were acquired from the Company or the date they were acquired from an affiliate of the Company, a shareholder who is not an affiliate of the Company at the time of sale and has not been an affiliate at any time during the 90 days prior to the sale would be entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144, other than the requirements as to the availability of current public information about the Company.


    The Commission has proposed certain amendments to Rule 144 that would reduce to one year the holding period required prior to restricted securities becoming eligible for resale in the public market under Rule 144 and reduce to two years the holding period required prior to a person becoming eligible to effect sales under Rule 144(k). This proposal, if adopted, would result in a substantial number of shares of Common Stock becoming eligible for resale in the public markets significantly sooner than would otherwise be the case, which could adversely affect the market price for the Common Stock. No assurances can be given concerning whether or when such proposal will be adopted by the Commission.


    The Common Stock is quoted on the NASD's OTC Bulletin Board under the symbol "STIC." The NASD has approved the Company's application for quotation of the Common Stock on the NASDAQ Small Cap Market under the symbol "SNTO." No prediction can be made of the effect, if any, that sales of shares of Common Stock under Rule 144 or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time after the offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, because such amount will depend on the trading volume in, and market price for, the Common Stock and other factors. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock.

                                 LEGAL MATTERS


    The validity of the shares of Common Stock being offered hereby and certain other matters are being passed upon for the Company by Kimball, Parr, Waddoups, Brown & Gee, Salt Lake City, Utah.


                                    EXPERTS


    The financial statements of Sento Technical Innovations Corporation and subsidiaries (formerly Spire International Corp.) as at April 30, 1996 and 1995, and for each of the years in the two-year period ended April 30, 1996 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


    From 1979 to July, 1995, KPMG was retained by Amacan to audit Amacan's financial statements. On July 14, 1995, upon the recommendation and approval of the Board of Directors, Amacan engaged Tanner & Co. ("Tanner"), independent certified public accountants, as independent auditor to audit Amacan's financial statements for the year ending April 30, 1995, and notified KPMG of their dismissal as independent auditor. KPMG's reports on Amacan's financial statements for the fiscal years ended April 30, 1994 and 1993 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Amacan had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports. In addition, during the fiscal year and the interim period during which KPMG served Amacan preceding its dismissal, Amacan had no reportable events ("Reportable Events") as defined in Item 304(a)(1)(v) of Regulation S-K, promulgated pursuant to the Securities Exchange Act of 1934, as amended. No consultations occurred between Amacan and Tanner during the fiscal year and any interim period preceding the recent appointment of Tanner regarding the application of accounting principles, the type of audit opinion that might be rendered or other information considered by Amacan in reaching a decision as to an accounting, auditing or financial reporting issue.


    Upon consummation of the Share Exchange on April 18, 1996, and pursuant to the recommendation and approval of the Board of Directors, the Company determined to retain the services of KPMG, who had served as the independent auditor of the Spire Companies since October 1995, to audit the financial statements of the Company for the fiscal year ending April 30, 1996, and to dismiss Tanner. Tanner's reports on Amacan's financial statements for the fiscal year ended April 30, 1995 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Company had no disagreements with Tanner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved, would have caused Tanner to make reference to the subject matter of the disagreement in connection with its reports. In addition, during the two fiscal years and the interim period preceding Tanner's dismissal, the Company had no Reportable Events. No consultations occurred between the Company and KPMG during the fiscal year and any interim period preceding the recent retention of KPMG regarding the application of accounting principles, the type of audit opinion that might be rendered or other information considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................     F-2

Balance Sheets at June 30, 1996 (unaudited) and April 30, 1996 and 1995....................................     F-3

Statements of Income for the three-month periods ended June 30, 1996 and 1995 (unaudited) and years ended
  April 30, 1996, 1995 and 1994............................................................................     F-4

Statements of Stockholders' Equity for the two months ended June 30, 1996 (unaudited) and years ended April
  30, 1996, 1995 and 1994..................................................................................     F-5

Statements of Cash Flows for the three month periods ended June 30, 1996 and 1995 (unaudited) and years
  ended April 30, 1996, 1995 and 1994......................................................................     F-6

Notes to Financial Statements..............................................................................     F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of

Sento Technical Innovations Corporation and Subsidiaries:


    We have audited the accompanying consolidated balance sheet of Sento Technical Innovations Corporation and subsidiaries (formerly Spire International Corp.) as of April 30, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. We have also audited the combined balance sheet of Spire Technologies, Inc. and Spire Technologies Systems Division, Inc. as of April 30, 1995, and the related combined statements of income, stockholders' equity, and cash flows for each of the years in the two-year period then ended. These consolidated and combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companies as of April 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended April 30, 1996, in accordance with generally accepted accounting principles.

Salt Lake City, Utah
June 21, 1996

    SENTO TECHNICAL INNOVATIONS CORPORATION AND SUBSIDIARIES (CONSOLIDATED)
                      (FORMERLY SPIRE INTERNATIONAL CORP.)
 SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGY SYSTEMS DIVISION, INC. (COMBINED)

                                 BALANCE SHEETS

                    JUNE 30, 1996, APRIL 30, 1996, AND 1995

                                     ASSETS


                                                        JUNE 30,     APRIL 30,     APRIL 30,
                                                          1996          1996          1995
                                                      ------------  ------------  ------------
                                                      (UNAUDITED)
Current assets:
  Cash..............................................  $ 2,459,938      1,552,806       766,247
  Accounts receivable...............................    3,523,222      2,176,642     1,524,948
  Other current assets..............................       92,248          7,806        17,410
  Deferred tax asset (note 4).......................       42,723         42,723        39,041
                                                      ------------  ------------  ------------
    Total current assets............................    6,118,131      3,779,977     2,347,646

Fixed assets (note 3):
  Land..............................................       36,021         36,021        36,021
  Buildings.........................................      250,489        250,489       250,489
  Furniture and equipment...........................      608,483        526,005       372,669
  Transportation equipment..........................       11,516         11,516        11,516
  Accumulated depreciation..........................     (269,633 )     (256,183)     (202,484)
                                                      ------------  ------------  ------------
    Net fixed assets................................      636,876        567,848       468,211
Interest in oil and gas properties (note 2).........      --             197,000       --
                                                      ------------  ------------  ------------
                                                      $ 6,755,007      4,544,825     2,815,857
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt (note 3)........  $     7,775          7,721        87,527
  Accounts payable..................................    1,871,909      1,050,535       998,115
  Accrued liabilities...............................      198,582        488,660       360,388
  Income taxes payable (note 4).....................      135,599         52,715        32,154
  Deferred maintenance revenue......................    1,018,208      1,017,364       686,194
  Other deferred revenue............................      193,468        219,650       --
                                                      ------------  ------------  ------------
    Total current liabilities.......................    3,425,541      2,836,645     2,164,378
                                                      ------------  ------------  ------------
Long-term liabilities:
  Long-term debt, excluding current portion (note
    3)..............................................      214,394        215,691       223,412
  Deferred tax liability (note 4)...................       11,582         11,582         4,773
                                                      ------------  ------------  ------------
    Total long-term liabilities.....................      225,976        227,273       228,185
                                                      ------------  ------------  ------------
Stockholders' equity (notes 2 and 7):
  Common stock, $.25 par value. Authorized 8,000,000
    shares; issued and outstanding 4,337,373 at June
    30, 1996, 3,891,325 at April 30, 1996, and
    183,000 at April 30, 1995.......................    1,084,343        972,832         2,000
  Additional paid-in capital........................    1,449,656        --              7,410
  Treasury stock, 17,000 shares in 1995, at cost....      --             --           (170,000)
  Retained earnings.................................      569,491        508,075       583,884
                                                      ------------  ------------  ------------
    Total stockholders' equity......................    3,103,490      1,480,907       423,294
                                                      ------------  ------------  ------------
Commitments (note 5)................................  $ 6,755,007      4,544,825     2,815,857
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------


                See accompanying notes to financial statements.

    SENTO TECHNICAL INNOVATIONS CORPORATION AND SUBSIDIARIES (CONSOLIDATED)
                      (FORMERLY SPIRE INTERNATIONAL CORP.)
 SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGY SYSTEMS DIVISION, INC. (COMBINED)

                              STATEMENTS OF INCOME

             THREE-MONTH PERIODS ENDED JUNE 30, 1996 AND 1995, AND
                   YEARS ENDED APRIL 30, 1996, 1995, AND 1994


                                                                        THREE
                                                        THREE MONTHS    MONTHS        YEAR      YEAR ENDED  YEAR ENDED
                                                         ENDED JUNE   ENDED JUNE  ENDED APRIL   APRIL 30,   APRIL 30,
                                                          30, 1996     30, 1995     30, 1996       1995        1994
                                                        ------------  ----------  ------------  ----------  ----------
                                                              (UNAUDITED)
Revenues:
  Software licenses and maintenance...................  $  1,846,529   1,793,795     7,694,695   5,356,572   3,136,919
  Hardware sales and service..........................     2,671,910   1,509,063     6,178,706   4,318,111   2,906,492
                                                        ------------  ----------  ------------  ----------  ----------
    Total revenues....................................     4,518,439   3,302,858    13,873,401   9,674,683   6,043,411
                                                        ------------  ----------  ------------  ----------  ----------
Cost of sales:
  Software licenses and maintenance...................       741,732     734,811     3,100,738   2,879,943   1,441,133
  Hardware sales and service..........................     2,207,873   1,182,304     5,351,305   3,734,132   2,525,896
                                                        ------------  ----------  ------------  ----------  ----------
    Total cost of sales...............................     2,949,605   1,917,115     8,452,043   6,614,075   3,967,029
                                                        ------------  ----------  ------------  ----------  ----------
    Gross profit......................................     1,568,834   1,385,743     5,421,358   3,060,608   2,076,382
Selling, general, and administrative expenses.........     1,361,315   1,134,763     4,605,402   2,927,081   2,032,513
Research and development expense......................       143,499      --           268,028      --          --
                                                        ------------  ----------  ------------  ----------  ----------
    Income from operations............................        64,020     250,980       547,928     133,527      43,869
Other income (expense):
  Interest income.....................................        14,420       2,117        24,918      10,272       8,812
  Interest expense....................................        (4,761)     (5,886)      (31,831)    (28,348)    (25,517)
  Other income (expense)..............................         1,180         309        (4,715)     29,772      --
                                                        ------------  ----------  ------------  ----------  ----------
    Total other income (expense)......................        10,839      (3,460)      (11,628)     11,696     (16,705)
                                                        ------------  ----------  ------------  ----------  ----------
    Income before income taxes........................        74,859     247,520       536,300     145,223      27,164
Income tax expense (note 4)...........................        22,884      94,058       196,745      46,488       8,931
                                                        ------------  ----------  ------------  ----------  ----------
    Net income........................................  $     51,975     153,462       339,555      98,735      18,233
                                                        ------------  ----------  ------------  ----------  ----------
                                                        ------------  ----------  ------------  ----------  ----------
    Net income per share..............................  $       0.01        0.04          0.08        0.03      --
                                                        ------------  ----------  ------------  ----------  ----------
                                                        ------------  ----------  ------------  ----------  ----------


                See accompanying notes to financial statements.

    SENTO TECHNICAL INNOVATIONS CORPORATION AND SUBSIDIARIES (CONSOLIDATED)
                      (FORMERLY SPIRE INTERNATIONAL CORP.)
      SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGY SYSTEMS DIVISION, INC.
                                   (COMBINED)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                TWO MONTHS ENDED JUNE 30, 1996 (UNAUDITED), AND
                   YEARS ENDED APRIL 30, 1996, 1995, AND 1994

                                           COMMON STOCK        ADDITIONAL                             TOTAL
                                     ------------------------   PAID-IN     TREASURY    RETAINED   STOCKHOLDERS'
                                       SHARES       AMOUNT      CAPITAL      STOCK      EARNINGS      EQUITY
                                     ----------  ------------  ----------  ----------  ----------  ------------
Balances at April 30, 1993.........     100,000  $      1,000       7,410      --         466,916      475,326
Stock issuance.....................     100,000         1,000      --          --          --            1,000
Stock repurchase...................     (17,000)      --           --        (170,000)     --         (170,000)
Net income.........................      --           --           --          --          18,233       18,233
                                     ----------  ------------  ----------  ----------  ----------  ------------
Balances at April 30, 1994.........     183,000         2,000       7,410    (170,000)    485,149      324,559
Net income.........................      --           --           --          --          98,735       98,735
                                     ----------  ------------  ----------  ----------  ----------  ------------
Balances at April 30, 1995.........     183,000         2,000       7,410    (170,000)    583,884      423,294
Issuance of treasury stock.........       4,386       --           65,790      43,860      --          109,650
Business combination (note 2)......   3,703,939       970,832     (73,200)    126,140    (415,364)     608,408
Net income.........................      --           --           --          --         339,555      339,555
                                     ----------  ------------  ----------  ----------  ----------  ------------
Balances at April 30, 1996.........   3,891,325       972,832      --          --         508,075    1,480,907
                                     ----------  ------------  ----------  ----------  ----------  ------------
Stock issuance (unaudited).........     446,048       111,511   1,449,656      --          --        1,561,167
Net income (unaudited).............      --           --           --          --          61,416       61,416
                                     ----------  ------------  ----------  ----------  ----------  ------------
Balances at June 30, 1996
  (unaudited)......................   4,337,373  $  1,084,343   1,449,656      --         569,491    3,103,490
                                     ----------  ------------  ----------  ----------  ----------  ------------
                                     ----------  ------------  ----------  ----------  ----------  ------------

                See accompanying notes to financial statements.

    SENTO TECHNICAL INNOVATIONS CORPORATION AND SUBSIDIARIES (CONSOLIDATED)
                      (FORMERLY SPIRE INTERNATIONAL CORP.)
 SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGY SYSTEMS DIVISION, INC. (COMBINED)

                            STATEMENTS OF CASH FLOWS

         THREE-MONTH PERIODS ENDED JUNE 30, 1996 AND 1995 (UNAUDITED),
                 AND YEARS ENDED APRIL 30, 1996, 1995, AND 1994

                                               THREE MONTHS   THREE MONTHS
                                                   ENDED          ENDED      YEAR ENDED   YEAR ENDED   YEAR ENDED
                                                 JUNE 30,       JUNE 30,      APRIL 30,    APRIL 30,    APRIL 30,
                                                   1996           1995          1996         1995         1994
                                               -------------  -------------  -----------  -----------  -----------
                                                       (UNAUDITED)
Cash flows from operating activities:
  Net income.................................   $    51,975        153,462      339,555       98,735       18,233
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Deferred taxes...........................       --             --             3,127      (12,931)      12,249
    Depreciation.............................        18,901         31,758       53,699       41,056       37,313
    Stock issued in lieu of compensation.....       --             --           109,650       --           --
    Decrease (increase) in assets:
      Accounts receivable....................      (952,267)      (299,285)    (632,225)    (645,941)     368,801
      Other current assets...................       (97,817)       (21,451)       9,604        9,108      (26,518)
    Increase (decrease) in liabilities:
      Accounts payable.......................       287,736        260,363        5,327      456,304     (304,540)
      Accrued liabilities....................       214,952         (3,552)     (95,987)     305,018       20,929
      Income taxes payable...................       (59,597)        82,116       18,561       19,417       (2,135)
      Deferred maintenance revenue...........       (37,189)       330,522      331,170      164,144       89,877
      Other deferred revenue.................       --             --           219,650       --           --
                                               -------------  -------------  -----------  -----------  -----------
        Net cash provided by (used in)
          operating activities...............      (573,306)       533,933      362,131      434,910      214,209
                                               -------------  -------------  -----------  -----------  -----------
Cash flows from investing activities:
  Capital expenditures.......................      (104,085)       (21,779)    (153,336)    (114,395)     (25,123)
  Net cash acquired in business combination..       --             --           484,781       --           --
  Sale of interest in oil and gas
    properties...............................       197,000        --            --           --           --
                                               -------------  -------------  -----------  -----------  -----------
        Net cash provided by (used in)
          investing activities...............        92,915        (21,779)     331,445     (114,395)     (25,123)
                                               -------------  -------------  -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of stock............       --             --            --           --            1,000
  Net borrowings on note payable to bank.....       --             --            --           --          (13,166)
  Principal payments of long-term debt.......        (1,857)        (1,707)     (87,527)    (176,167)     (52,167)
  Proceeds from issuance of long-term debt...       --             --            --          128,439       --
  Deposit for private placement
    subscriptions............................       --             --           180,510       --           --
                                               -------------  -------------  -----------  -----------  -----------
        Net proceeds from issuance of common
          stock..............................     1,561,167        --
                                               -------------  -------------  -----------  -----------  -----------
        Net cash provided by (used in)
          financing activities...............     1,559,310         (1,707)      92,983      (47,728)     (64,333)
                                               -------------  -------------  -----------  -----------  -----------
Net increase in cash.........................     1,078,919        510,447      786,559      272,787      124,753
Cash at beginning of period..................     1,381,019      1,652,769      766,247      493,460      368,707
                                               -------------  -------------  -----------  -----------  -----------
Cash at end of period........................   $ 2,459,938      2,163,216    1,552,806      766,247      493,460
                                               -------------  -------------  -----------  -----------  -----------
                                               -------------  -------------  -----------  -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Cash paid for interest.......................   $     4,761          5,886       21,016       28,348       25,517
Cash paid for income taxes...................       191,596         11,585      378,587       23,832       17,705

                See accompanying notes to financial statements.

    SENTO TECHNICAL INNOVATIONS CORPORATION AND SUBSIDIARIES (CONSOLIDATED)
                      (FORMERLY SPIRE INTERNATIONAL CORP.)
 SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGY SYSTEMS DIVISION, INC. (COMBINED)

                         NOTES TO FINANCIAL STATEMENTS

                            APRIL 30, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED CONDENSED INFORMATION, YEAR END, AND NAME CHANGE

    The balance sheet as of June 30, 1996, the statements of income and cash flows for the three-month periods ended June 30, 1996 and 1995, and the statement of stockholder's equity for the two-month period ended June 30, 1996, have been prepared by the Company without an audit. Accordingly, they do not include all of the information and footnotes required by generally-accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

    Management has determined that commencing in fiscal year 1997, a new fiscal year end of March 31 will be adopted to coincide with the calendar quarter end. Form 8-K was filed June 18, 1996, reporting this change. The transition to a March 31 fiscal year end will be accomplished via filing one 11-month year as allowed by SEC regulations.

    On September 10, 1996, the name of the parent company was changed from Spire International Corp. to Sento Technical Innovations Corporation.

DESCRIPTION OF BUSINESS


    Sento Technical Innovations Corporation (Sento) at April 30, 1996 was the parent of Spire Technologies, Inc. (STI), Spire Technologies Systems Division, Inc. (STSDI) and Dewpoint Distributed Solutions Incorporated (formerly Amacan Industries, Inc.) (Dewpoint) (collectively, the Company). STI and STSDI are resellers of computer software and hardware respectively, and also provide technical support for certain software. STSDI has no employees or facilities, with all work performed by STI in exchange for a management fee. Dewpoint had no operations in fiscal 1996, but will provide worldwide distribution, reseller, and channel management for leading software manufacturers. The Company's customers consist of business and governmental entities, geographically dispersed throughout the United States and abroad. Revenue from foreign sales was insignificant in previous years, and in the year ended April 30, 1996, was approximately nine percent of total sales. As a reseller the Company is dependent on third-party suppliers, with over seventy percent of the Company's revenues derived from products it obtains from three suppliers. At April 30, 1996, Sento owned certain investments in oil and gas producing properties, which were disposed of in May 1996 as discussed in note 2.


BASIS OF PRESENTATION

    The consolidated financial statements as of and for the year ended April 30, 1996, include the financial statements of Sento and its wholly-owned subsidiaries, STI, STSDI, and Dewpoint. The financial statements as of April 30, 1995, and for each of the years in the two-year period then ended are the combined financial statements of STI and STSDI. All significant intercompany balances and transactions have been eliminated in consolidation or combination.

    SENTO TECHNICAL INNOVATIONS CORPORATION AND SUBSIDIARIES (CONSOLIDATED)
                      (FORMERLY SPIRE INTERNATIONAL CORP.)
 SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGY SYSTEMS DIVISION, INC. (COMBINED)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FIXED ASSETS

    Fixed assets are stated at cost. Depreciation of fixed assets is computed on the straight-line method over the estimated useful lives of individual classes of assets. The estimated useful lives of the individual classes of assets are as follows:

Buildings................................................   40 years
                                                                3-10
Furniture and equipment..................................      years
Transportation equipment.................................    5 years

INTERESTS IN OIL AND GAS PROPERTIES

    Interests in oil and gas properties, acquired in the business combination discussed in note 2 are stated at cost to the Company, which is fair market value at the date of the business combination.

REVENUE RECOGNITION

    Revenue from the sale of software licenses and hardware sales is recognized at the time of delivery. Revenue from maintenance contracts and customer service is recognized as the service is performed. Deferred maintenance revenue consists of payments received on software maintenance contracts and recorded as revenue over the period of the contract, which is typically one year.

RESEARCH AND DEVELOPMENT

    Research and development costs are expended as incurred.

INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

INCOME PER SHARE

    Per share amounts are computed by dividing net income by the weighted average number of common shares and common share equivalents resulting from options outstanding. There were 3,992,768, 3,346,274, and 3,612,328 weighted average common shares and common share equivalents outstanding for the years ended April 30, 1996, 1995, and 1994, respectively. Income per share for 1995 and 1994 have been restated for the effects of the business combination discussed in note 2 which for accounting purposes represented stock splits for the STI and STSDI stockholders.

    SENTO TECHNICAL INNOVATIONS CORPORATION AND SUBSIDIARIES (CONSOLIDATED)
                      (FORMERLY SPIRE INTERNATIONAL CORP.)
 SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGY SYSTEMS DIVISION, INC. (COMBINED)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of trade receivables, notes payable, trade accounts payable, accrued expenses, and long-term debt approximate fair value.

USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) BUSINESS COMBINATION AND ASSET DISPOSITION

    On January 23, 1996, STI and STSDI, which were both privately held by the same group of owners, entered into an agreement and plan of reorganization (Exchange Agreement) with Amacan Resources Corporation (Amacan) wherein STI and STSDI became wholly owned subsidiaries of Amacan. The Exchange Agreement was approved by Amacan stockholders on April 18, 1996. Since 1974, Amacan, a publicly-traded company, has been almost exclusively engaged as a participant with others in oil and gas operations and development. Amacan's principal assets were working interests in producing oil and gas wells and options or rights to participate in the drilling of additional wells. As part of the merger, Amacan was renamed Spire International Corp.

    Upon approval of the Exchange Agreement by the Amacan stockholders, (a) the 389,102 shares of Amacan's common stock previously outstanding (as adjusted for a reverse stock split) remained outstanding and (b) Amacan issued an additional 3,502,223 shares of its common stock for all of the issued and outstanding shares of STI and STSDIs' common stock. The business combination is treated for accounting purposes as a "reverse merger" wherein STI and STSDI are shown as the acquiring companies because the former stockholders of STI and STSDI have the significant majority of the outstanding common stock after the combination, and management of STI and STSDI has become the management of the combined companies. The business combination is accounted by the purchase method of accounting with the net assets of Amacan being recorded at their fair value at the date of closing and the operating results of Amacan prior to the business combination are not included with the historical operating results of STI and STSDI.

    The following pro forma financial information presents the combined results of operations of STI, STSDI, and Amacan as if the acquisition had occurred as of May 1, 1993. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had STI, STSDI, and Amacan constituted a single entity during such periods.

                                                               YEARS ENDED APRIL 30,
                                                       -------------------------------------
                                                           1996          1995        1994
                                                       -------------  ----------  ----------
Net sales............................................  $  14,020,329   9,862,216   6,231,833
Net income...........................................  $     238,365     127,258      31,242
Net income per share.................................  $        0.06        0.04        0.01

    SENTO TECHNICAL INNOVATIONS CORPORATION AND SUBSIDIARIES (CONSOLIDATED)
                      (FORMERLY SPIRE INTERNATIONAL CORP.)
 SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGY SYSTEMS DIVISION, INC. (COMBINED)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) BUSINESS COMBINATION AND ASSET DISPOSITION (CONTINUED)
    As described above, the Company acquired Amacan's interest in oil and gas producing properties in the business combination. On May 1, 1996, these properties were sold to an unrelated party. The properties were recorded at fair market value as of acquisition date, as determined by the subsequent sales price. Accordingly, no gain or loss was recorded on disposal. The operating loss for the oil and gas operations during the period from date of acquisition (April 18, 1996) to April 30, 1996, was insignificant.

(3) NOTE PAYABLE TO BANK AND LONG-TERM DEBT

    The Company had a $75,000 unsecured line of credit with a commercial bank that expired March 23, 1996. No amounts were outstanding at April 30, 1996 or April 30, 1995. Subsequent to year-end, the Company established two new lines of credit with a commercial bank: one for $1,000,000, secured by trade receivables, at prime plus two percent, expiring June 1, 1997; the other for $350,000, secured by equipment, at prime plus two percent, expiring May 1, 1999.

    Long-term debt at April 30, 1996 and 1995, consisted of the following:

                                                                            1996       1995
                                                                         ----------  ---------
8.25% first mortgage payable in monthly installments of $1,173, including interest, with final payment of $107,417 due July 15, 1999, secured by the Company's land and building with a financial statement
  carrying value of $255,831 at April 30, 1996.........................  $  121,909    125,755

8.70% SBA loan payable in monthly installments of $1,078, including interest, secured by the Company's land and building with a financial
  statement carrying value of $255,831 at April 30, 1996...............     101,503    104,754

5% simple interest loan payable in monthly installments of 1.4% of the
  Spire Technologies gross margin from the prior month, secured by
  common stock of Spire Technologies. Paid off in December 1995........      --         80,430
                                                                         ----------  ---------

  Total long-term debt.................................................     223,412    310,939

Less current portion...................................................       7,721     87,527
                                                                         ----------  ---------

  Long-term debt, excluding current portion............................  $  215,691    223,412
                                                                         ----------  ---------
                                                                         ----------  ---------

    Aggregate maturities of long-term debt are as follows: 1997, $7,721; 1998, $8,400; 1999, $9,139; 2000, $112,877; 2001, $5,469; and thereafter $79,806.

    SENTO TECHNICAL INNOVATIONS CORPORATION AND SUBSIDIARIES (CONSOLIDATED)
                      (FORMERLY SPIRE INTERNATIONAL CORP.)
 SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGY SYSTEMS DIVISION, INC. (COMBINED)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) INCOME TAXES

    Income tax expense consists of:

                                                             CURRENT    DEFERRED     TOTAL
                                                            ----------  ---------  ----------
Year ended April 30, 1996:
  Federal.................................................  $  165,923      5,139     171,062
  State...................................................      25,683     --          25,683
                                                            ----------  ---------  ----------
                                                            $  191,606      5,139     196,745
                                                            ----------  ---------  ----------
                                                            ----------  ---------  ----------
Year ended April 30, 1995:
  Federal.................................................  $   50,242    (11,273)     38,969
  State...................................................       9,177     (1,658)      7,519
                                                            ----------  ---------  ----------
                                                            $   59,419    (12,931)     46,488
                                                            ----------  ---------  ----------
                                                            ----------  ---------  ----------
Year ended April 30, 1994:
  Federal.................................................  $   (3,179)    10,679       7,500
  State...................................................        (139)     1,570       1,431
                                                            ----------  ---------  ----------
                                                            $   (3,318)    12,249       8,931
                                                            ----------  ---------  ----------
                                                            ----------  ---------  ----------

    Actual income tax expense differs from the "expected" tax expense (computed by applying the U.S. federal corporate income tax rate of 34 percent to income before income taxes) as follows:

                                                                    1996       1995       1994
                                                                 ----------  ---------  ---------
Computed "expected" tax expense................................  $  182,342     49,376      9,236
Increase (decrease) in income taxes resulting from:
  State income taxes, net of federal tax benefit...............      16,950      4,963        840
  Other........................................................      (2,547)    (7,851)    (1,145)
                                                                 ----------  ---------  ---------
    Income tax expense.........................................  $  196,745     46,488      8,931
                                                                 ----------  ---------  ---------
                                                                 ----------  ---------  ---------

    SENTO TECHNICAL INNOVATIONS CORPORATION AND SUBSIDIARIES (CONSOLIDATED)
                      (FORMERLY SPIRE INTERNATIONAL CORP.)
 SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGY SYSTEMS DIVISION, INC. (COMBINED)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to current deferred tax assets and noncurrent deferred tax liabilities at April 30, 1996 and 1995, are presented below:

                                                                              1995       1994
                                                                           ----------  ---------
Current deferred tax assets:
  Deferred compensation..................................................  $   16,514      9,232
  Allowance for bad debts................................................      42,723     29,809
                                                                           ----------  ---------
    Total gross current deferred assets..................................      59,237     39,041
Less valuation allowance.................................................     (16,514)    --
                                                                           ----------  ---------
    Net current deferred tax assets......................................  $   42,723     39,041
                                                                           ----------  ---------
                                                                           ----------  ---------
Noncurrent deferred tax assets:
  Investment tax credit carryforwards....................................  $   10,095     --
  Net operating loss carryforward........................................      73,903     --
                                                                           ----------  ---------
    Total gross noncurrent deferred assets...............................      83,998     --
Less valuation allowance.................................................      (3,667)    --
                                                                           ----------  ---------
    Net noncurrent deferred tax assets...................................      80,331     --
Deferred tax liability--tax depreciation in excess of book
  depreciation...........................................................      91,913      4,773
                                                                           ----------  ---------
    Net noncurrent deferred tax liability................................  $   11,582      4,773
                                                                           ----------  ---------
                                                                           ----------  ---------

    The valuation allowance for deferred tax assets as of May 1, 1994, was $-0-. The net change in the total valuation allowance for the years ended April 30, 1996 and 1995, was an increase of $-0- and $20,181, respectively.

    Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of April 30, 1996, will be allocated as an income tax benefit to be reported in the statement of operations.

    At April 30, 1996, the Company has net operating loss carryforwards for federal income tax purposes of $189,500 which expire from 1997 to 2008. The Company also has investment tax credit carryforwards for federal income tax purposes of $10,095 which expire from 1997 to 2001.

    As a result of the business combination discussed in note 2, Sento has undergone greater than 50 percent change of ownership under the rules of the Tax Reform Act of 1986. Consequently, certain of the Company's net operating loss carryforwards and investment credit carryforwards may expire unutilized. The maximum amount of the remaining carryforwards available to offset future income in a given year is limited to the product of Sento's value on the date of ownership change and the federal long-term tax-exempt rate, plus any limited carryforward not utilized in prior years.

(5) LEASES

    The Company has operating leases for office space and equipment. The Company incurred rent expense of $80,426, $19,973 and $-0- for the years ended April 30, 1996, 1995, and 1994, respectively.

    SENTO TECHNICAL INNOVATIONS CORPORATION AND SUBSIDIARIES (CONSOLIDATED)
                      (FORMERLY SPIRE INTERNATIONAL CORP.)
 SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGY SYSTEMS DIVISION, INC. (COMBINED)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(5) LEASES (CONTINUED)
Future minimum rent payments under existing operating leases are $128,476 in fiscal 1997 and $122,425 in fiscal 1998.

(6) RETIREMENT PLAN

    The Company has a qualified defined contribution retirement plan under
Section 401(k) of the Internal Revenue Code. The plan covers all employees who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pretax basis. In addition, employer contributions are made at the discretion of the Board of Directors. Participants are fully vested at all times in employee contributions. Employer contributions vest over a six-year period. Employer contributions of $12,376, $11,545, and $6,001 were made for the years ended April 30, 1996, 1995, and 1994, respectively.

(7) COMMON STOCK

    At April 30, 1995, STI had common stock with a par value of $.01 per share and 100,000 shares authorized and issued. STSDI had common stock with no par value, 1,000,000 shares authorized and 100,000 shares issued and outstanding.


    The Company has a stock option plan under which incentive stock options, nonqualified stock options, stock appreciation rights, and stock units may be granted to directors and employees of the Company. The Company has reserved 1,000,000 shares of common stock for issuance under the plan. The number of shares, exercise price, terms, and exercise period are determined by the Board of Directors on an option-by-option basis. No options were granted prior to May 1, 1995. At April 30, 1996, options to acquire 551,685 shares had been granted of which 41,830 were exercisable. A summary of activity follows:


                                                                       NUMBER OF     PRICE PER
                                                                        SHARES         SHARE
                                                                      -----------  -------------
Options outstanding at beginning of year............................      --       $    --
Plus options granted................................................     551,685     1.24 - 3.50
Less options canceled or expired....................................      --            --
                                                                      -----------  -------------
Options outstanding at end of year..................................     551,685   $ 1.24 - 3.50
                                                                      -----------  -------------
                                                                      -----------  -------------

    On April 18, 1996, the Board of Directors of the Company adopted the Stock Purchase Plan and reserved 200,000 shares of Common Stock for possible future issuance to employees of the Company and other individuals thereunder. The shareholders of the Company ratified and approved the adoption of the Stock Purchase Plan on September 10, 1996. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. As of April 30, 1996, the Company had not sold any shares under the Stock Purchase Plan.

(8) SUBSEQUENT EVENTS

    In April, 1996, the Company undertook a private offering to sell unregistered shares of its common stock to certain accredited investors. The Company intends to use the proceeds to acquire additional

    SENTO TECHNICAL INNOVATIONS CORPORATION AND SUBSIDIARIES (CONSOLIDATED)
                      (FORMERLY SPIRE INTERNATIONAL CORP.)
 SPIRE TECHNOLOGIES INC. AND SPIRE TECHNOLOGY SYSTEMS DIVISION, INC. (COMBINED)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(8) SUBSEQUENT EVENTS (CONTINUED)
software licenses and technology, to fund additional research and development, and for additional working capital. The shares were offered in units, at $7.00 per unit, with each unit consisting of two shares of common stock plus one warrant to buy one share of common stock for $3.50 before April 30, 1998. The Company closed the offering in June 1996, when 223,024 units had been subscribed from which $1,561,167 of cash proceeds were received.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           5
The Company....................................           9
Recent Developments............................          10
Use of Proceeds................................          12
Dividend Policy................................          12
Capitalization.................................          12
Price Range of Common Stock....................          13
Selected Condensed Consolidated Financial
  Data.........................................          14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          15
Business.......................................          20
Management.....................................          28
Certain Relationships and Related Party
  Transactions.................................          32
Principal and Selling Shareholders.............          33
Plan of Distribution...........................          36
Description of Capital Stock...................          36
Shares Eligible for Future Sale................          37
Legal Matters..................................          38
Experts........................................          38
Additional Information.........................          38
Index to Financial Statements..................         F-1


                            ------------------------


    UNTIL NOVEMBER 26, 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                1,096,214 SHARES


                                SENTO TECHNICAL
                            INNOVATIONS CORPORATION

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                NOVEMBER 1, 1996


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth expenses in connection with the issuance and distribution of the Common Stock being registered, other than underwriting discounts and commissions. All of the expenses listed below will be borne by the Company. All of the amounts shown are estimates, except the SEC registration fees.



                                                                                      AMOUNT
                                                                                     ---------
SEC registration fees..............................................................  $   1,135
Accounting fees and expenses.......................................................      9,000
Legal fees and expenses............................................................     25,000
Blue sky fees and expenses.........................................................      1,000
Miscellaneous expenses.............................................................      4,000
                                                                                     ---------
    Total..........................................................................  $  40,135
                                                                                     ---------
                                                                                     ---------


------------------------

* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 16-10a-902 ("Section 902") of the Corporation Act provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because he is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the Proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful; provided however, that, pursuant to Subsection 902(4), (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his official capacity, in which Proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

    Section 16-10a-903 ("Section 903") of the Corporation Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he was a Party because he is or was an Indemnifiable Director of the corporation, against reasonable expenses (including attorneys' fees) incurred by him in connection with the Proceeding or claim with respect to which he has been successful.

    In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 ("Section 905") of the Corporation Act provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the

Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court's determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902 or was adjudged liable as described in Subsection 902(4), the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable as described in Subsection 902(4) is limited to reasonable expenses (including attorneys' fees) incurred by the director.

    Section 16-10a-904 ("Section 904") of the Corporation Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his behalf, to repay the advance if it is ultimately determined that he did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification.

    Section 16-10a-907 of the Corporation Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to Indemnifiable Directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

    Article 9 of the Company's Bylaws provides that the Company shall indemnify all directors and officers of the Company as permitted by the Corporation Act. Under such provisions, any director or officer, who in his capacity as such, is made a party to any suit or proceeding, shall be indemnified if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; provided, however, that no indemnification may be given a director or officer where the claim or liability arose out of that person's own negligence or willful misconduct, or if such person is ultimately adjudged in the proceeding to be liable to the Company or liable on the basis that he or she derived an improper personal benefit. The Bylaws further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Articles, the Bylaws, any agreement, vote of stockholders or otherwise.

    Indemnification may be granted pursuant to any other agreement, bylaw, or vote of shareholders or directors. The Company currently maintains no policy of director's and officer's insurance for the benefit of the officers and directors of the Company. The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    SHARE EXCHANGE. Pursuant to the Exchange Agreement among Amacan, Spire Technologies, Spire Systems, and the Spire Stockholders, the Company acquired all of the issued and outstanding stock of the Spire Companies in exchange for the issuance of 3,501,883 unregistered shares of Common Stock to the Spire Stockholders. At the Effective Time, in accordance with the terms of the Exchange Agreement, each issued and outstanding share of the Spire Technologies Common Stock was exchanged for 35.4786 shares of Common Stock, and each issued and outstanding share of the Spire Systems Common Stock was exchanged for 4.0155 shares of Common Stock. After giving effect to the Share Exchange, including the related one-for-seven reverse split of all issued and outstanding shares of Common Stock (excluding the shares issued to the Spire Stockholders), the shares of Common Stock owned by the shareholders of the Company immediately prior to the Share Exchange represented approximately 10% of the outstanding shares of Common Stock, and the shares of Common Stock acquired in the Share Exchange by the Spire Stockholders represented approximately 90% of the outstanding shares of Common Stock. The shares of Common Stock issued to the Spire Stockholders in the Share Exchange were issued by the Company in reliance upon exemptions from registration contained in Section 4(2) of the Securities Act.


    PRIVATE PLACEMENT. On June 18, 1996, the Company completed a Private Placement of unregistered shares of the Common Stock to certain accredited investors. The shares were offered in Units, at $7.00 per Unit, with each Unit consisting of two shares of Common Stock plus one Warrant to purchase one Warrant Share for $3.50 at any time prior to or on April 30, 1998. A total of 223,024 Units were sold in the Private Placement, consisting of 446,048 shares and Warrants exercisable for the purchase of 223,024 Warrant Shares, from which the Company received cash proceeds of $1,561,167. The Company intends to use the proceeds of the Private Placement to acquire additional software licenses and technology, to fund additional research and development, and for additional working capital. The Company completed the Private Placement in reliance upon exemptions from registration contained in Section 3(b) and 4(2) of the Securities Act and in Rule 506 of Regulation D promulgated thereunder.


ITEM 16. EXHIBITS

    (a) EXHIBITS TO THE REGISTRATION STATEMENT.


    The following exhibits required by Item 601 of Regulation S-K have been included herewith or have been filed previously with the Commission as indicated below.



 REGULATION S-K
   EXHIBIT NO.                                           DESCRIPTION                                         EXHIBIT NO.
-----------------  ---------------------------------------------------------------------------------------  -------------
          2        Agreement and Plan of Reorganization dated January 23, 1996, among the Company, Spire             (1)
                   Technologies, Spire Systems and the Spire Stockholders.

          3.1      Articles of Incorporation of the Company, as amended.                                             (2)

          3.2      Articles of Amendment and Share Exchange.                                                         (3)

          3.4      Bylaws of the Company.                                                                            (4)

          4.1      Articles of Incorporation of the Company, as amended.                                             (2)

          4.2      Bylaws of the Company.                                                                            (4)

          4.3      Specimen Certificate.                                                                            4.3

          5        Legal Opinion of Kimball, Parr, Waddoups, Brown & Gee, counsel to the Company, as to               5
                   the legality of the securities offered.

         10.1      Exclusive License and Technical Assistance Agreement dated as of July 1, 1996 by and              (4)
                   between Australian Software Innovations (Services) Pty. Ltd., and the Company.

         10.2      Sento Technical Innovations Corporations Stock Incentive Plan.                                    (4)

 REGULATION S-K
   EXHIBIT NO.                                           DESCRIPTION                                         EXHIBIT NO.
-----------------  ---------------------------------------------------------------------------------------  -------------
         10.3      Option Agreement by and among Spire International Corp., Australian Software                    10.3
                   Innovations (Services) Pty. Ltd., Kilat Holdings Pty. Limited, and Eng Lee and Mary
                   Lee, dated September 10, 1996.

         21        Subsidiaries of the Registrant.                                                                   21

         23.1      Consent of Kimball, Parr, Waddoups, Brown & Gee (included in their legal opinion filed        --
                   as Exhibit 5 to this Registration Statement).

         23.3      Consent of KPMG Peat Marwick LLP, independent public accountants.                               23.3

         24        Power of Attorney (included on page II-5 of this Registration Statement).                     --


------------------------

(1) Incorporated by reference to the exhibits to Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 2, 1996.


(2) Incorporated by reference to the exhibits to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 27, 1996.


(3) Incorporated by reference to the exhibits to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 2, 1996, as amended by Form 8-K/A filed with the Securities and Exchange Commission on July 29, 1996.



(4) Incorporated by reference to the exhibits to Annual Report on Form 10-KSB for the fiscal year ended April 30, 1996 filed by the Company on July 29, 1996, as amended by Form 10-KSB/A filed with the Securities and Exchange Commission on August 1, 1996.



    (b) FINANCIAL STATEMENT SCHEDULES.--NOT APPLICABLE.


ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or on the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orem, State of Utah, on November 1, 1996.



                                SENTO TECHNICAL INNOVATIONS CORPORATION

                                By:  /s/ ROBERT K. BENCH
                                     -----------------------------------------
                                     Robert K. Bench, PRESIDENT AND CHIEF
                                     FINANCIAL OFFICER



                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
/s/ GARY B. GODFREY*              Chief Executive Officer
------------------------------    (principal executive       November 1, 1996
Gary B. Godfrey                   officer)

                                President, Chief Financial
/s/ ROBERT K. BENCH               Officer and Director
------------------------------    (principal accounting      November 1, 1996
Robert K. Bench                   and
                                  financial officer)

/s/ BRIAN W. BRAITHWAITE*
------------------------------  Secretary, Treasurer and     November 1, 1996
Brian W. Braithwaite              Director

/s/ WILLIAM A. FRESH*
------------------------------  Director                     November 1, 1996
William A. Fresh

------------------------------  Director
Eng H. Lee

/s/ SHERMAN H. SMITH*
------------------------------  Director                     November 1, 1996
Sherman H. Smith

*By:       /s/ ROBERT K. BENCH
           --------------------------------------
           Robert K. Bench, ATTORNEY-IN-FACT